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                                                                   EXHIBIT 10.9

GFC

                          LOAN AND SECURITY AGREEMENT


BORROWER:    PROCOM TECHNOLOGY, INC.
ADDRESS:     2181 DUPONT DRIVE
             IRVINE, CALIFORNIA 92715


DATE:        NOVEMBER 18, 1994

THIS LOAN AND SECURITY AGREEMENT ("Agreement") dated the date set forth above, is entered into by and between the borrower named above (jointly and severally, the "Borrower"), whose address is set forth above and Greyhound Financial Corporation ("GFC"), whose address is 201 North Figueroa Street, Suite 900, Los Angeles, California 90012.

1.  LOANS

1.1 Total Facility. Upon the terms and conditions set forth herein and provided that no Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, GFC may, upon Borrower's request, make advances to Borrower from time to time in an aggregate outstanding principal amount not to exceed the Total Facility amount (the "Total Facility") set forth on the schedule hereto (the "Schedule"), subject to deduction of reserves for accrued interest and such other reserves as GFC reasonably deems proper from time to time, and less amounts GFC may be obligated to pay in the future on behalf of Borrower. GFC shall notify Borrower with reasonable promptness of the establishment any of such reserves. The Schedule is an integral part of this Agreement and all references to "herein", "herewith" and words of similar import shall for all purposes be deemed to include the Schedule.

1.2 Loans. Advances under the Total Facility ("Loans") shall be comprised of the amounts shown on the Schedule.

1.3 Overlines. If at any time or for any reason (i) the outstanding amount of advances made pursuant hereto exceeds any of the dollar or percentage limitations contained in the Schedule or (ii) the outstanding amount of advances under the Floorplan Credit Line exceeds the amount of Floorplanned Inventory plus the unused amount of the Revolving Credit Line referred to in the Schedule (any such excess, an "Overline"), then Borrower shall, upon GFC's demand, immediately pay to GFC, in cash, the full amount of such Overline. Without limiting Borrower's obligation to repay to GFC on demand the amount of any Overline, Borrower agrees to pay GFC interest on the outstanding principal amount of any Overline, on demand, at the rate set forth on the Schedule.

1.4. Floorplan Credit Line. At the request of Borrower and as part of the Total Facility, GFC may, in its sole discretion, make Floorplan Loans to or for the account of Borrower for the purpose of financing Qualified Inventory proposed by Borrower to be financed pursuant to this Section 1.4 (the
"Floorplan Credit Line"). At no time shall the sum of Borrower's Obligations to GFC in respect of the Floorplan Credit Line exceed the amount specified in the Schedule. Upon receipt by GFC of an invoice for Floorplanned Inventory from Borrower or the manufacturer of such Floorplanned Inventory, which invoice is acceptable to GFC in its discretion reasonably exercised, GFC shall, if it elects to finance such Floorplanned Inventory, make a Floorplan Loan to Borrower in an amount not to exceed (subject to the other limitations set forth in this Agreement) the cost of such Floorplanned Inventory, including freight. GFC may, in its discretion reasonably exercised, refuse to make a Floorplan Loan
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against any invoice. If GFC elects to make a Floorplan Loan, GFC may disburse the proceeds of such Floorplan Loan, less the amount of any discount agreed to between GFC and the manufacturer of the Floorplanned Inventory, directly to such manufacturer on Borrower's behalf in accordance with the payment arrangement then in effect between GFC and such manufacturer. GFC will charge Borrower's loan account for the full amount of the Floorplan Loan without regard to any discount that GFC may be entitled to receive pursuant to any payment arrangement referred to in the immediately preceding sentence. The Floorplan Credit Line is an uncommitted line of credit, may be terminated in whole or in part by GFC, in its discretion reasonably exercised, at any time and, upon such termination, no further Floorplan Loans shall be available from GFC.

1.5 Loan Account. All advances made hereunder shall be added to and deemed part of the Obligations when made. GFC may from time to time charge all Obligations of Borrower to Borrower's loan account with GFC.

2.  CONDITIONS PRECEDENT.

2.1 Initial Advance. The obligation of GFC to make the initial advance hereunder is subject to the fulfillment, to the satisfaction of GFC and its counsel, of each of the following conditions and any additional conditions specified in the Schedule on or prior to the date set forth on the Schedule (the date of fulfillment of all such conditions, the "Closing Date"):

(a)  Loan Documents.  GFC shall have received each of the following Loan
Documents: (i) Guaranties executed by each of the Guarantors; (ii) such security agreements, intellectual property assignments and deeds of trust as GFC may require with respect to this Agreement and any Guaranties, executed by each of the parties thereto and, if applicable, duly acknowledged for recording or filing in the appropriate governmental offices; (iii) such Blocked Account or Dominion Account agreements as it shall determine; and (iv) such other documents, instruments and agreements in connection herewith as GFC shall require, executed, certified and/or acknowledged by such parties as GFC shall designate;

(b) Terminations by Existing Lender. Borrower's existing lender(s) shall have executed and delivered UCC termination statements and other documentation evidencing the termination of its liens and security interests in the assets of Borrower or a subordination agreement in form and substance satisfactory to GFC in its sole discretion;

(c) Charter Documents. GFC shall have received copies of Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

(d) Good Standing. GFC shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower; which certificate shall indicate that Borrower is in good standing in such state;

(e) Foreign Qualification. GFC shall have received certificates of corporate status with respect to Borrower and each other Loan Party, each dated within ten (10) days of the Closing Date, issued by the Secretary of State of each state in which such party's failure to be duly qualified or licensed would have a material adverse effect on its financial condition or assets, indicating that such party is in good standing;

(f) Authorizing Resolutions and Incumbency. GFC shall have received a certificate from the Secretary of Borrower attesting to (i) the adoption of resolutions of Borrower's Board of Directors authorizing the execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party, and authorizing specific officers of Borrower to execute same, and (ii) the authenticity of original specimen signatures of such officers;

(g) Property Insurance. GFC shall have received the insurance certificates and certified copies of policies required by Section 4.4 hereof, along with a BFU438 Lender's Loss Payable Endorsement naming GFC as sole loss payee, all in form and substance satisfactory to GFC and its counsel;

(h) Title Insurance. GFC shall have received binding commitments to issue such title insurance with respect to Collateral or security for Guaranties which is comprised of real property as it shall determine;

(i) Searches; Certificates of Title. GFC shall have received searches reflecting the filing of its financing statements and fixture filings in such jurisdictions as it shall determine, and shall have received certificates of title with respect to the Collateral which shall have been



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duly executed in a manner sufficient to perfect all of the security interests granted to GFC;

(j)  Intentionally Deleted.

(k) Fees. Borrower shall have paid all fees payable by it on the closing date pursuant to this agreement;

(l) Opinion of Counsel. GFC shall have received an opinion of Borrower's counsel covering such matters as GFC shall determine in its sole discretion;

(m) Officer Certificate. GFC shall have received a certificate of the President and the Chief Financial Officer or similar official of Borrower, attesting to the accuracy of each of the representations and warranties of Borrower set forth in this Agreement and the fulfillment of all conditions precedent to the initial advance hereunder;

(n) Solvency Certificate. If requested by GFC, a signed certificate of the Borrower's duly elected Chief Financial Officer concerning the solvency and financial condition of Borrower, on GFC's standard form;

(o) Blocked Account. The Blocked Account referred to in Section 7.3 hereof shall have been established to the satisfaction of GFC in its sole discretion;

(p)  Intentionally Omitted.

(q) Environmental Certificate. GFC shall have received an Environmental Certificate from Borrower, in form and substance satisfactory to GFC in its discretion, with respect to all locations of Collateral; and

(r) Other Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed or recorded and shall be in form and substance satisfactory to GFC and its counsel.

2.2 Subsequent Advances. The obligation of GFC to make any advance hereunder (including the initial advance) shall be subject to the further conditions precedent that, on and as of the date of such advance:

(a) the representations and warranties of Borrower set forth in this Agreement shall be accurate, before and after giving effect to such advance and to the application of any proceeds thereof;

(b) no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, or would result from such advance or from the application of any proceeds thereof;

(c) no material adverse change has occurred in the Borrower's business, operations, financial condition, or assets or in the prospect of repayment of the Obligations; and

(d) GFC shall have received such other approvals, opinions or documents as GFC shall reasonably request.

3.  INTEREST RATE AND OTHER CHARGES.

3.1 Interest; Fees. Borrower shall pay GFC interest on the daily outstanding balance of Borrower's loan account at the per annum rate set forth on the Schedule. Borrower shall also pay GFC the fees set forth on the Schedule.

3.2 Default Interest Rate. Upon the occurrence and during the continuation of an Event of Default, Borrower shall pay GFC interest on the daily outstanding balance of Borrower's loan account at a rate per annum which is two percent (2%) in excess of the rate which would otherwise be applicable thereto pursuant to the Schedule. In addition, in the event that Borrower fails to make any payment to GFC when due with respect to the Floorplan Credit Line, Borrower shall pay GFC interest on the daily amount past due at a rate per annum which is six percent (6%) in excess of the Base Rate referred to in the Schedule.
All such default interest shall be payable upon demand of GFC.

3.3 Examination Fees. Borrower agrees to pay to GFC an examination fee in the amount set forth on the Schedule in connection with each audit or examination of Borrower performed by GFC prior to or after the date hereof. Without limiting the generality of the foregoing, Borrower shall pay to GFC an initial examination fee in an amount equal to the amount set forth on the Schedule. Such initial examination fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to GFC prior to the date of this Agreement.

3.4 Excess Interest. The contracted for rate of interest of the loan contemplated hereby, without limitation, shall consist of the following: (i) the interest rate set



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forth on the Schedule, calculated and applied to the principal balance of the
Obligations in accordance with the provisions of this Agreement; (ii) interest after an Event of Default, calculated and applied to the amount of the Obligations in accordance with the provisions hereof; and (iii) all Additional Sums (as herein defined), if any. Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements. The examination fees, attorneys fees, expert witness fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, Termination Fees, Minimum Interest Charges, other charges, goods, things in action or any other sums or things of value paid or payable by Borrower (collectively, the "Additional Sums"), whether pursuant to this Agreement or any other documents or instruments in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that under any applicable law may be deemed to be interest with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

        It is the intent of the parties to comply with the usury laws of the State of Arizona (the "Applicable Usury Law"). Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law (the "Maximum Interest Rate"). In the event (a) any such excess of interest otherwise would be contracted for, charged or received from Borrower or otherwise in connection with the loan evidenced hereby, (b) the maturity of the Obligations is accelerated in whole or in part, or (c) all or part of the Obligations shall be prepaid, so that under any of such circumstances the amount of interest contracted for, shared or received in connection with the loan evidenced hereby, would exceed the Maximum Interest Rate, then in any such event (1) the provisions of this paragraph shall govern and control, (2) neither Borrower nor any other person or entity now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount of the Obligations or refunded to Borrower, at GFC's option, and (4) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law; (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Interest Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise in connection with such loan; and (y) in the event that the effective rate of interest on the loan should at any time exceed the Maximum Interest Rate, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to GFC from time to time, if and when the effective interest rate on the loan otherwise falls below the Maximum Interest Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Interest Rate, until the entire amount of interest which would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full. Borrower further agrees that should the Maximum Interest Rate be increased at any time hereafter because of a change in the Applicable Usury Law, then to the extent not prohibited by the Applicable Usury Law, such increases shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by the Applicable Usury Law, should the Maximum Interest Rate be decreased because of a change in the Applicable Usury Law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

4.  COLLATERAL.

4.1 Security Interest in the Collateral. To secure the payment and performance of the Obligations when due, Borrower hereby grants to GFC a security interest in all of Borrower's now owned or hereafter acquired or arising Inventory, Equipment, Receivables, and General Intangibles, including, without limitation, all of Borrower's Deposit Accounts, money, any and all property now or at any time hereafter in GFC's possession (including claims and credit balances), and





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all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records related to any of the foregoing (all of the foregoing, together with all other property in which GFC may be granted a lien or security interest, is referred to herein, collectively, as the "Collateral").

4.2 Perfection and Protection of Security Interest. Borrower shall, at its expense, take all actions requested by GFC at any time to perfect, maintain, protect and enforce GFC's security interest and other rights in the Collateral and the priority thereof from time to time, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereof and executing and delivering such documents and titles in connection with motor vehicles as GFC shall require, all in form and substance satisfactory to GFC, (ii) maintaining a perpetual inventory and complete and accurate stock records, (iii) delivering to GFC warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, and when requested transferring Inventory to warehouses designated by GFC, (iv) placing notations on Borrower's books of account to disclose GFC's security interest therein, and (v) when requested, delivering to GFC all letters of credit on which Borrower is named beneficiary. GFC may file, without Borrower's signature, one or more financing statements disclosing GFC's security interest under this Agreement. Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower's agents or processors, Borrower shall notify such Person of GFC's security interest in such Collateral and, upon GFC's request, instruct them to hold all such Collateral for GFC's account subject to GFC's instructions. From time to time, Borrower shall, upon GFC's request, execute and deliver confirmatory written instruments pledging the Collateral to GFC, but Borrower's failure to do so shall not affect or limit GFC's security interest or other rights in and to the Collateral. Until the Obligations have been fully satisfied and GFC's obligation to make further advances hereunder has terminated, GFC's security interest in the Collateral shall continue in full force and effect.

4.3 Preservation of Collateral. GFC may, in its sole discretion, at any time discharge any lien or encumbrance on the Collateral or bond the same, pay any insurance, maintain guards, pay any service bureau, obtain any record or take any other action to preserve the Collateral and charge the cost thereof to Borrower's loan account as an Obligation.

4.4 Insurance. Borrower shall insure the Collateral against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as GFC shall specify, in amounts, form, under policies and by insurers acceptable to GFC, with a rating by A.M. Best Company, Inc., of at least AA. Each policy shall include a provision requiring thirty (30) days' prior written notice to GFC of any cancellation or substantial modification and shall contain a lender's loss payable indorsement in favor of GFC in form acceptable to GFC. All premiums shall be paid by Borrower as and when due and accurate and complete copies of the policies shall be delivered by Borrower to GFC. If Borrower fails to do so, GFC may (but shall not be required to) procure such insurance at Borrower's expense.

5.  EXAMINATION OF RECORDS; FINANCIAL REPORTING.

5.1 Examinations. GFC shall at all reasonable times have full access to and the right to examine, audit, make abstracts and copies from and inspect Borrower's records, files, books of account and all other documents, instruments and agreements relating to the Collateral and the right to check, test and appraise the Collateral. Borrower shall deliver to GFC any instrument necessary for GFC to obtain records from any service bureau maintaining records for Borrower. All instruments and certificates prepared by Borrower showing the value of any of the Collateral shall be accompanied, upon GFC's request, by copies of related purchase orders and invoices. GFC may, at any time after the occurrence of an Event of Default, remove from Borrower's premises Borrower's books and records (or copies thereof) or require Borrower to deliver such books and records or copies to GFC. GFC may, without expense to GFC, use such of Borrower's personnel, supplies and premises as may be reasonably necessary for maintaining or enforcing GFC's security interest.

5.2 Reporting Requirements. Borrower shall furnish GFC, upon request, such information and statements as GFC shall request from time to time regarding Borrower's business affairs, financial condition and the results of its operations. Without limiting the generality of the foregoing, Borrower shall provide GFC with (i) copies of sales invoices, customer statements and credit



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memoranda issued, remittance advices and reports and copies of deposit slips, daily; (ii) copies of shipping and delivery documents, upon request; (iii) on or prior to the date set forth on the Schedule, monthly agings and reconciliations of Receivables, payables reports, inventory reports and unaudited financial statements (certified by an officer of Borrower acceptable to GFC) with respect to the prior month prepared on a basis consistent with such statements prepared in prior months and otherwise in accordance with generally accepted accounting principles, consistently applied; (iv) audited annual consolidated and consolidating financial statements, prepared in accordance with generally accepted accounting principles applied on a basis consistent with the most recent Prepared Financials provided to GFC by Borrower, including balance sheets, income and cash flow statements, accompanied by the unqualified report thereon of independent certified public accountants acceptable to GFC, as soon as available, and in any event, within ninety (90) days after the end of each of Borrower's fiscal years; and (v) such certificates relating to the foregoing as GFC may request, including, without limitation, a monthly certificate from the president and the chief financial officer of Borrower showing Borrower's compliance with each of the financial covenants set forth in this Agreement, and stating whether any Event of Default has occurred or event which, with giving of notice or the passage of time, or both, would constitute an Event of Default, and if so, the steps being taken to prevent or cure such Event of Default.

5.3 Guarantor's Financial Statements and Tax Returns. Borrower shall cause each of the Guarantors to deliver to GFC such Guarantor's annual financial statement (in form acceptable to GFC) and a copy of such Guarantor's federal income tax return with respect to the corresponding year, in each case on the date when such tax return is due or, if earlier, on the date when available.

6.  COLLATERAL REPORTING; INVENTORY

6.1 Invoices. Borrower shall not re-date any invoice or sale from the original date thereof or make sales on extended terms beyond those customary in Borrower's industry, or otherwise extend or modify the term of any Receivable. If Borrower becomes aware of any matter affecting any Receivable, including information affecting the credit of the account debtor thereon, Borrower shall promptly notify GFC in writing.

6.2 Instruments. In the event any Receivable is or becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money, Borrower shall immediately deliver such instrument to GFC appropriately endorsed to GFC and, regardless of the form of any presentment, demand, notice of dishonor, protest or notice of protest with respect thereto, Borrower shall, to the extent of any Obligations then existing, remain liable thereon until such instrument is paid in full.

6.3 Physical Inventory. Borrower shall conduct a physical count of the Inventory at such intervals as GFC requests and promptly supply GFC with a copy of such accounts accompanied by a report of the value (calculated at the lower of cost or market value on a first in, first out basis) of the Inventory and such additional information with respect to the Inventory as GFC may request from time to time.


6.4 Returns. For so long as no Event of Default has occurred and is continuing and subject to the provisions of Section 9.2, if any account debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the account debtor (sending a listing thereof to GFC and, in the case of credit memorandum in excess of $5,000, copies of such credit memorandum) in the appropriate amount. In the event any attempted return for credit occurs after the occurrence of any Event of Default, Borrower shall (i) hold such returned Inventory in trust for GFC, (ii) segregate all such returned Inventory from all of Borrower's other property, (iii) conspicuously label such returned Inventory as GFC's property, and (iv) immediately notify GFC of the return for credit of any Inventory, specifying the reason for such return, the location and condition of such returned Inventory, and on GFC's request deliver such returned Inventory to GFC. Borrower shall not consign any Inventory without the prior written consent of GFC.

7.  PRINCIPAL PAYMENTS; PROCEEDS OF COLLATERAL.

7.1 Principal Payments. Except where evidenced by notes or other instruments issued or made by Borrower to GFC specifically containing payment provisions which are in conflict with this Section 7.1 (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of principal payable on account of Receivable Loans, Inventory Loans and Floorplan Loans



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shall be payable by Borrower to GFC immediately upon the earliest of (i) the receipt by GFC or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which GFC elects to accelerate the maturity and payment of such loans, (iii) any termination of this Agreement pursuant to Section 16 hereof and (iv) in the case of any Floorplan Loan, the date that is the number of days set forth in Exhibit A to this Agreement after the invoice date for the Floorplanned Inventory purchased with the proceeds of such Floorplan Loan, which number of days are specified opposite the name of the manufacturer of such Floorplanned Inventory in such Exhibit A (and GFC shall have the right, in its sole discretion, to amend or supplement such Exhibit A in whole or in part by delivery from time to time of a new such Exhibit A to Borrower); provided, however, that any Overline shall be payable on demand pursuant to the provisions of Section 1.3 hereof.

7.2 Collections. To the extent Borrower receives any collections of Receivables, it shall receive all payments as trustee of GFC and immediately deliver all payments to GFC in their original form as set forth below, duly endorsed in blank. GFC or its designee may, at any time in its reasonable discretion and upon the occurrence of an Event of Default, notify account debtors that the Receivables have been assigned to GFC and of GFC's security interest therein, and may collect the Receivables directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by GFC on account of the Obligations upon receipt of GFC of good funds which have been finally credited to GFC's account, whether such funds are received directly from Borrower or from the Blocked Account bank or the Dominion Account bank, pursuant to Section 7.3 hereof. GFC is not, however, required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to GFC in its discretion reasonably exercised and GFC may charge Borrower's loan account for the amount of any item of payment which is returned to GFC unpaid.

7.3 Establishment of a Lockbox Account or Dominion Account. All proceeds of Collateral shall, at the direction of GFC, be deposited by Borrower into a lockbox account, or such other "blocked account" as GFC may require (each, a "Blocked Account") pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to GFC. Borrower shall issue to any such bank an irrevocable letter of instruction directing said bank to transfer such funds so deposited to GFC, either to any account maintained by GFC at said bank or by wire transfer to appropriate account(s) of GFC. All funds deposited in a Blocked Account shall immediately become the sole property of GFC and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. GFC assumes no responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, GFC may establish depository accounts in the name of GFC at a bank or banks for the deposit of such funds (each, a "Dominion Account") and Borrower shall deposit all proceeds of Receivables and all cash proceeds of any sale of Inventory or, to the extent permitted herein, Equipment or cause same to be deposited, in kind, in such Dominion Accounts of GFC in lieu of depositing same to Blocked Accounts.

7.4 Payments Without Deductions. Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

7.5 Collection Days Upon Repayment. In the event Borrower repays the Obligations in full at any time hereafter, such payment in full shall be credited (conditioned upon final collection) to Borrower's loan upon GFC's receipt thereof.

7.6 Monthly Accounting. GFC shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by GFC), unless Borrower notifies GFC in writing to the contrary within ninety (90) days after each account is rendered, describing the nature of any alleged errors or admissions; and notwithstanding such 90-day period, in the event GFC at any time determines that it has mistakenly charged Borrower's account for an amount due to GFC from a third party, or has mistakenly transferred any of Borrower's property to a third party, then GFC shall make a commercially reasonable attempt to recover such amounts or property, as applicable from such third party, and shall credit Borrower's account or return such property, as applicable, to the extent any recovery is realized.

8.  POWER OF ATTORNEY.

Borrower appoints GFC and its designees as Borrower's attorney, with the power to endorse Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into GFC's possession; to sign Borrower's name on any invoice or bill of lading relating to any Receivable, on drafts against customers, on assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers or account debtors; to send requests for verification of Receivables to customers or account debtors. After the occurrence of any Event of Default GFC shall have the following additional powers of attorney: to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by GFC; to open and dispose of all mail addressed to Borrower; and to do all other things GFC deems reasonably necessary or desirable to carry out the terms of this Agreement. Borrower hereby ratifies and approves all acts of such attorney. Neither GFC nor any of its designees shall be liable for any acts or omissions nor for any error of judgment or mistake of fact or law while acting as Borrower's attorney, except for GFC's gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and GFC's obligation to provide loans hereunder shall have terminated.

9.  RECEIVABLES.

9.1 Eligibility. Borrower represents and warrants that each Receivable covers and shall cover a bona fide sale or lease and delivery by it of goods or the rendition by it of services in the ordinary course of its business, and shall be for a liquidated amount and GFC's security interest shall not be subject to any offset, deduction, counterclaim, rights of return or cancellation, lien or other condition. If any representation or warranty herein is breached as to any Receivable or any Receivable ceases to be an Eligible Receivable for any reason other than payment thereof, then GFC may, in addition to its other rights hereunder, designated any and all Receivables owing by that account debtor as not Eligible Receivables; provided, that GFC shall in any such event retain its security interest in all Receivables, whether or not Eligible Receivables, until the Obligations have been fully satisfied and GFC's obligation to provide loans hereunder has terminated.

9.2 Disputes. Borrower shall notify GFC promptly of all disputes or claims and settle or adjust such disputes or claims at no expense to GFC, but no discount, credit or allowance shall be granted to any account debtor and no returns of merchandise shall be accepted by Borrower without GFC's consent, except for discounts, credits and allowances made or given in the ordinary course of Borrower's business, provided if no Event of Default has occurred and is continuing, Borrower may grant adjustments to the ineligible Receivables. GFC may, at any time after the occurrence of an Event of Default, settle or adjust disputes or claims directly with account debtors for amounts and upon terms which GFC considers advisable in its reasonable credit judgment and, in all cases, GFC shall credit Borrower's loan account with only the net amounts received by GFC in payment of any Receivables.

10.  EQUIPMENT.

Borrower shall keep and maintain the Equipment in good operating condition and repair and make all necessary replacements thereto to maintain and preserve the value and operating efficiency thereof at all times consistent with Borrower's past practice, ordinary wear and tear excepted. Borrower shall not permit any item of Equipment to become a fixture (other than a trade fixture) to real estate or an accession to other property.

11.  OTHER LIENS; NO DISPOSITION OF COLLATERAL.

Borrower represents, warrants and covenants that (a) all Collateral is and shall continue to be owned by it free and clear of all liens, claims and encumbrances whatsoever (except for GFC's security interest, Permitted Encumbrances, and such other liens, claims and encumbrances as may be permitted by GFC in its sole discretion from time to time in writing), and (b) Borrower shall not, without GFC's prior written approval, sell, encumber or dispose of or permit the sale, encumbrance or disposal of any Collateral or any interest of Borrower therein, except for the sale of Inventory in the ordinary course of Borrower's business. The proceeds of any such sales shall be remitted to GFC pursuant to this Agreement for application to the Obligations.

12.  GENERAL REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants that:

12.1 Due Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State set forth on the Schedule, is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary in order for it to conduct its business and own its property, and has all requisite power and authority to conduct its business as presently conducted, to own its property and to execute and deliver each of the Loan Documents to which it is a party and perform all of its Obligations thereunder;

12.2 Other Names. Borrower has not, during the preceding five (5) years, been known by or used any other corporate or fictitious name except as set forth on the Schedule, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any person during such time;

12.3 Due Authorization. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been authorized by all necessary corporate action and do not and shall not constitute a violation of any applicable law or of Borrower's Articles or Certificate of Incorporation or By-Laws or any other document, agreement or instrument to which Borrower is a party or by which Borrower or its assets are bound;

12.4 Binding Obligation. Each of the Loan Documents to which Borrower is a party is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms;

12.5 Intangible Property. Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications and trade names for the present and planned future conduct of its business without any known conflict with the rights of others, and each is valid and has been duly registered or filed with the appropriate governmental authorities;

12.6 Capital. Borrower has capital sufficient to conduct its business, is able to pay its debts as they mature and owns property having a fair salable value greater than the amount required to pay all of its debts (including contingent debts);

12.7 Material Litigation. Borrower has no pending or overtly threatened litigation, actions or proceedings which would materially and adversely affect its business, assets, operations, prospects or condition, financial or otherwise, or the Collateral or any of GFC's interests therein;

12.8 Title: Security Interests of GFC. Borrower has good, indefeasible and merchantable title to the Collateral and, upon the filing of UCC-1 Financing Statements and the recording of any mortgages or deeds of trust with respect to real property, in each case in the appropriate offices, this Agreement and such documents shall create valid and perfected first priority liens in the Collateral, subject only to Permitted Encumbrances;

12.9 Restrictive Agreement: Labor Contracts. Borrower is not a party or subject to any contract or subject to any charge, corporate restriction, judgment, decree or order materially and adversely affecting its business, assets, operations, prospects or condition, financial or otherwise, or which restricts its right or ability to incur Indebtedness, and it is not party to any labor dispute. In addition, no labor contract is scheduled to expire during the Initial Term of this Agreement, except as disclosed to GFC in writing prior to the date hereof;

12.10 Laws. Borrower is not in violation of any applicable statute, regulation, ordinance or any order of any court, tribunal or governmental agency, in any respect materially and adversely affecting the Collateral or its business, assets, operations, prospects or condition, financial or otherwise;

12.11 Consents. Borrower has obtained or caused to be obtained or issued any required consent of a governmental agency or other Person in connection with the financing contemplated hereby;

12.12 Defaults. Borrower is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which it is a party or by which it or its assets are bound, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would cause such a default;

12.13 Financial Condition. The Prepared Financials fairly present Borrower's financial condition and results of operations and those of such other Persons described therein as of the date thereof; there are no material omissions from the Prepared Financials or other facts or circumstances not reflected in the Prepared Financials; and there has been no material and adverse change in such financial condition or operations since the date of the initial Prepared Financials delivered to GFC hereunder;

12.14 ERISA. None of Borrower, any ERISA Affiliate, or any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereunder, nor has Borrower or any ERISA Affiliate received any notice to such effect. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under ERISA. The PBGC has not instituted proceedings to terminate, or appointed a trustee to administer, a Plan. No lien upon the assets of Borrower has arisen with respect to a Plan. No prohibited transaction or Reportable Event has occurred with respect to a Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived;

12.15 Taxes. Borrower has filed all tax returns and such other reports as it is required by law to file and has paid or made adequate provision for the payment on or prior to the date when due of all taxes, assessments and similar charges that are due and payable;

12.16 Locations. Borrower's chief executive office and the offices and locations where it keeps the Collateral (except for Inventory in transit) are at the locations set forth on the Schedule, except to the extent that such locations may have been changed after notice to GFC in accordance with Section
13.5 below;

12.17 Business Relationships. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially and adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted; and

12.18 Reaffirmations. Each request for a loan made by Borrower pursuant to this Agreement shall constitute (i) an automatic representation and warranty by Borrower to GFC that there does not then exist any Event of Default and (ii) a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents.

13.  AFFIRMATIVE COVENANTS.

Borrower covenants that, so long as any Obligation remains outstanding and this Agreement is in effect, it shall:

13.1 Expenses. Promptly reimburse GFC for all reasonable costs, fees and expenses incurred by GFC in connection with the negotiation, preparation, execution, delivery, administration and enforcement of each of the Loan Documents, including, but not limited to, the attorneys' and paralegals' fees of in-house and outside counsel, expert witness fees, lien, title search and insurance fees, appraisal fees, all charges and expenses incurred in connection with any and all environmental reports and environmental remediation activities, and all other costs, expenses, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, including without limitation all such costs, fees and expenses as GFC shall incur or for which GFC shall become obligated in connection with (i) any inspection or verification of the Collateral, (ii) any proceeding relating to the Loan Documents or the Collateral, (iii) actions taken with respect to the Collateral and GFC's security interest therein, including, without limitation, the defense or prosecution of any action involving GFC and Borrower or any third party, (iv) enforcement of any of GFC's rights and remedies with respect to the Obligations or Collateral, and (v) consultation with GFC's attorneys and participation in any workout, bankruptcy or other insolvency or other proceeding involving any Loan Party or any Affiliate, whether or not suit is filed. Borrower shall also pay all GFC's out-of-pocket charges in connection with bank wire transfers, forwarding of loan proceeds, deposits of checks and other items of payment, returned checks, establishment and maintenance of lockboxes and other Blocked Accounts, and all other bank and administrative matters, in accordance with GFC's schedule of bank and administrative fees and charges in effect from time to time;

13.2 Taxes. File all tax returns and pay or make adequate provision for the payment of all taxes, assessments and other charges on or prior to the date when due;

13.3 Notice of Litigation. Promptly notify GFC in writing of any litigation, suit or administrative proceeding which may materially and adversely affect the Collateral or Borrower's business, assets, operations, prospects or condition, financial or otherwise, whether or not the claim is covered by insurance;

13.4 ERISA. Notify GFC in writing (i) promptly upon the occurrence of any event described in Paragraph 4043 of ERISA, other than a termination, partial termination or merger of a Plan or a transfer of a Plan's assets and (ii) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan's assets;

13.5 Change in Location. Notify GFC in writing forty-five (45) days prior to any change in the location of Borrower's chief executive office or the location of any Collateral, or Borrower's opening or closing of any other place of business;

13.6 Corporate Existence. Maintain its corporate existence and its qualification to do business and good standing in all states necessary for the conduct of its business and the ownership of its property and maintain adequate assets, licenses, patents, copyrights, trademarks and trade names for the conduct of its business;

13.7 Labor Disputes. Promptly notify GFC in writing of any labor dispute to which Borrower is or may become subject and the expiration of any labor contract to which Borrower is a party or bound;

13.8 Violations of Law. Promptly notify GFC in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to Borrower which may materially and adversely affect the Collateral or Borrower's business, assets, prospects, operations or condition, financial or otherwise;

13.9 Defaults. Notify GFC in writing within five (5) business days of Borrower's default under any note, indenture, loan agreement, mortgage, lease or other agreement to which Borrower is a party or by which Borrower is bound, or of any other default under any Indebtedness of Borrower;

13.10 Capital Expenditures. Promptly notify GFC in writing of the making of any Capital Expenditure materially affecting Borrower's business, assets, prospects, operations or condition, financial or otherwise;

13.11 Books and Records. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with generally accepted accounting principles consistently applied, reflecting all of its financial transactions;

13.12 Leases; Warehouse Agreements. Provide GFC with (i) copies of all agreements between Borrower and any landlord or warehouseman which owns any premises at which any Collateral may, from time to time, be located, and (ii) without limiting the landlord and mortgage waivers to be provided pursuant to
Section 2.1(j) above, landlord and mortgage waivers in form acceptable to GFC with respect to all locations where any Collateral is hereafter located;

13.13 Additional Documents. At GFC's request, promptly execute or cause to be executed and delivered to GFC any and all documents, instruments or agreements deemed necessary by GFC to facilitate the collection of the Obligations or the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, if any of the Receivables with a face value in excess of $10,000.00 arises out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, Borrower shall promptly notify GFC of such fact in writing and shall execute any instruments and take any other action required or requested by GFC to comply with the provisions of the Federal Assignment of Claims Act; and

13.14 Financial Covenants. Comply with the financial covenants set forth on the Schedule.

13.15 Landlord Waiver. Within ninety days of the date hereof obtain a landlord waiver from the lessor of the Irvine, California location, in form and substance acceptable to GFC.

14.  NEGATIVE COVENANTS.

Without GFC's prior written consent, which consent GFC may withhold in its sole discretion (provided that as to Sections 14.2 and 14.12, GFC may withhold its consent in its discretion, reasonably exercised), so long as any Obligation remains outstanding and this Agreement is in effect, Borrower shall not:

14.1 Mergers. Merge or consolidate with or acquire any other Person, or make any other material change in its capital structure or in its business or operations which might adversely affect the repayment of the Obligations:

14.2 Loans. Make advances, loans or extensions of credit to, or invest in, any Person exceeding $250,000 in the aggregate for all Persons;

14.3 Dividends. Declare or pay cash dividends upon any of its stock or distribute any of its property or redeem, retire, purchase or acquire directly or indirectly any of its stock;

14.4 Adverse Transactions. Enter into any transaction which materially and adversely affects the Collateral or its ability to repay the Obligations in full as and when due;

14.5 Indebtedness of Others. Become directly or contingently liable for the Indebtedness of any Person, except by endorsement of instruments for deposit;

14.6 Repurchase. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or any other repurchase or return basis;

14.7 Name. Use any corporate or fictitious name other than its corporate name as set forth in its Articles or Certificate of Incorporation on the date hereof or as set forth on the Schedule;

14.8 Prepayment. Prepay any Indebtedness other than trade payables and other than the Obligations;

14.9  Intentionally Omitted.

14.10 Compensation. Pay total compensation, including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year to all of Borrower's executives, officers and directors (or any relative thereof) in an amount in excess of the amount set forth on the Schedule;

14.11  Intentionally Omitted.

14.12 Affiliate Transactions. Except as set forth below or in Section 14.2 above, sell, transfer, distribute or pay any money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligations of any Affiliate. Notwithstanding the foregoing, Borrower may pay compensation permitted by Section 14.10 to employees who are Affiliates and, if no Event of Default has occurred, Borrower may engage in transactions with Affiliates in the normal course of business, in amounts and upon terms which are fully disclosed to GFC and which are not less favorable to Borrower than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate;

14.13 Nature of Business. Enter into any new business or make any material change in any of Borrower's business objectives, purposes or operations;

14.14 GFC's Name. Use the name of GFC in connection with any of Borrower's business or activities, except in connection with internal business matters or as required in dealings with governmental agencies and financial institutions or with trade creditors of Borrower, solely for credit reference purposes; or

14.15 Margin Security. Own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any requlation of the Federal Reserve Board as now in effect or as the same may herafter be in effect.

15.  ENVIRONMENTAL MATTERS.

15.1  Definitions.  The following definitions apply to the provisions of this
Section 15:

(1) the term "Applicable Law" shall include, but shall not be limited to, each statute named or referred to in this Section 15.1 and all rules and regulations thereunder, and any other local, state and/or federal laws, rules, regulations or ordinances, whether currently in existence or hereafter enacted, which govern, to the extent applicable to the Property or to Borrower, (i) the existence, cleanup and/or remedy of contamination on real property; (ii) the protection of the environment from soil, air or water pollution, or from spilled, deposited or otherwise emplaced contamination; (iii) the emission or discharge of hazardous substances into the environment; (iv) the control of hazardous wastes; or (v) the use, generation, transport, treatment, removal or recovery of Hazardous Substances;

(b) The term "Hazardous Substance" shall mean (i) any oil, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which either pose a hazard to the Property or to persons on or about the Property or cause the Property to be in violation of any Applicable Law; (ii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (iii) any chemical, material or substance defined as or included in the definition of "hazardous substances," "waste," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any Applicable Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC Sections 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 USC Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 USC Sections 1801 et seq.; the Federal Water Pollution Control Act, 33 USC Sections 1251 et seq.; the California Hazardous Waste Common Law ("HWCL"), Cal. Health & Safety Sections 25100 et seq.; the Underground Storage of Hazardous Substances Act (Cal. Health & Safety Sections 25280 et seq.; Hazardous Substance Account Act ("HSAA"), Cal. Health & Safety Code Sections 25300 et seq.; the Porter-Cologne Water Quality Control Act (the "Porter-Cologne Act"), Cal. Water Code Sections 13000 et seq.; the Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65); Title 22 of the California Code of Regulations, Division 4, Chapter 30; (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority which may or could pose a hazard to the health or safety of the occupants of the Property or the owners and/or occupants of property adjacent to or surrounding the Property, or any other person coming upon the Property or adjacent property; and (v) any other chemical, materials or substance which may or could pose a hazard to the environment; and

(c) the term "Property" shall mean all real property, wherever located, in which Borrower or any Affiliate of Borrower has any right, title or interest, whether now existing or hereafter arising, and including, without limitation, as owner, lessor or lessee.

15.2  Covenants and Representations.

(a) Borrower represents and warrants that, (x) to the best of its knowledge, at no time have there been, and (y) during the period of Borrower's possession of any interest in the Property, Borrower has not been involved in, any activities on the Property involving, directly or indirectly, the use, generation, treatment, storage or disposal of any Hazardous Substances except in compliance with Applicable Law (i) under, on or in the land included in the Property, whether contained in soil, tanks, sumps, ponds, lagoons, barrels, cans or other containments, structures or equipment, (ii) incorporated in the buildings, structures or improvements included in the Property, including any building material containing asbestos, or (iii) used in connection with any operations on or in the Property.

(b) Without limiting the generality of the foregoing and to the extent not included within the scope of this Section 15.2, Borrower represents and warrants that it is in full compliance with Applicable Law and has received no notice from any person or any governmental agency or other entity of any violation by Borrower or its Affiliates of any Applicable Law.

(c) Borrower shall be solely responsible for and agrees to indemnify GFC, protect and defend GFC with counsel reasonably acceptable to GFC, and hold GFC harmless from and against any claims, actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims), interest or losses, attorneys' fees (including any fees and expenses incurred in enforcing this indemnity), consultant fees, expert fees, and other out-of-pocket costs or expenses actually incurred by GFC (collectively, the "Environmental Costs"), that may, at any time or from time to time, arise directly or indirectly from or in connection with any of the following for which Borrower or any of its Affiliates is responsible or is currently aware of or with reasonable diligence should be aware of; (i) the presence, suspected presence, release or suspected release of any Hazardous Substance whether into the air, soil, surface water or groundwater of or at the Property, or any other violation of Applicable Law, or (ii) any breach of the foregoing representations and covenants; except to the extent any of the foregoing result from the actions of GFC, its employees, agents and representatives. All reasonable Environmental Costs incurred or advanced by GFC shall be deemed to be made by GFC in good faith and shall constitute Obligations hereunder.

16.  TERM; TERMINATION.

16.1 Term. The initial term of this Agreement shall be as set forth on the Schedule (the "Initial Term") and shall be automatically renewed for successive periods of one (1) year (each, a "Renewal Term"), unless earlier terminated as provided herein.

16.2 Prior Notice. Each party shall have the right to terminate this Agreement at the end of the Initial Term or at the end of any Renewal Term by giving the other party written notice not less than sixty (60) days prior to the effective date of such termination, by registered or certified mail.

16.3 Payment in Full. Upon the effective date of termination, the Obligations shall become immediately due and payable in full in cash.

16.4 Early Termination; Termination Fee. In addition to the procedure set forth in Section 16.2, Borrower may terminate this Agreement at any time but only upon sixty (60) days' prior written notice and prepayment of the Obligations. Upon any such early termination by Borrower or any termination of this Agreement by GFC upon the occurrence of an Event of Default, the, and in any such event, Borrower shall pay to GFC upon the effective date of such termination a fee (the "Termination Fee") in an amount equal to the amount shown on the Schedule.

17.  DEFAULT.

17.1 Events of Default. Anyone or more of the following events shall constitute an Event of Default under this Agreement:

(a) Borrower fails to pay when due and payable any portion of the Obligations at stated maturity, upon acceleration or otherwise;

(b) Borrower or any other Loan Party fails or neglects to perform, keep, or observe any term, provision, condition, covenant or agreement contained in any Loan Document to which Borrower or such other Loan Party is a party;

(c) Any material adverse change occurs in Borrower's business, assets, operations, prospects or condition, financial or otherwise;

(d) The prospect of repayment of any portion of the Obligations or the value or priority of GFC's security interest in the Collateral is materially impaired;

(e) Any material portion of Borrower's assets is seized, attached, subjected to a writ or distress warrant, is levied upon or comes into the possession of any judicial officer and not released within 5 days thereafter;

(f) Borrower shall generally not pay its debts as they become due or shall enter into any agreement (whether written or oral), or offer to enter into any agreement, with all or a significant number of its creditors regarding any moratorium or other indulgence with respect to its debts or the participation of such creditors or their representatives in the supervision, management or control of the business of Borrower;

(g) Any bankruptcy or other insolvency proceeding is commenced by Borrower, or any such proceeding is commenced against Borrower and remains undischarged or unstayed for forty-five (45) days;

(h) Any notice of lien, levy or assessment in excess of $25,000 is filed of record with respect to any of Borrower's assets (subject to GFC's right to create reserves for amount below the foregoing);

(i) Any judgments are entered against Borrower in an aggregate amount exceeding $50,000 (subject to GFC's right to create reserves for amounts below the foregoing);

(j) Any default shall occur under any material agreement between Borrower and any third party including, without limitation, any default which would result in a right by such third party to accelerate the maturity of any material Indebtedness of Borrower to such third party;

(k) Any representation or warranty made or deemed to be made by Borrower, any Affiliate or any other Loan Party in any Loan Document or any other statement, document or report made or delivered to GFC in connection therewith shall prove to have been misleading in any material respect;

(1) If more than one Guarantor dies, or if any Guarantor terminates or attempts to terminate its Guaranty or any security therefor or becomes subject to any bankruptcy or other insolvency proceeding;

(m) Any Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; or

(n) Any transfer of more than ten percent (10%) of the issued and outstanding shares of common stock or other evidence of ownership of Borrower.

17.2 Remedies. Upon the occurrence of an Event of Default, GFC may, at its option and in its sole discretion and in addition to all of its other rights under the Loan Documents, terminate this Agreement and declare all of the Obligations to be immediately payable in full. GFC shall also have all of its rights and remedies under applicable law, including, without limitation, the default rights and remedies of a secured party under the Code. Further, GFC may, at any time, take possession of the Collateral and keep it on Borrower's premises, at no cost to GFC, or remove any part of it to such other place(s) as GFC may desire, or Borrower shall, upon GFC's demand, at Borrower's sole cost, assemble the Collateral and make it available to GFC at a place reasonably convenient to GFC. GFC may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as GFC deems advisable, at GFC's discretion, and may, if GFC deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Borrower agrees that GFC has no obligation to preserve rights to the Collateral or marshall any Collateral for the benefit of any Person. GFC is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to GFC's benefit. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at its address set forth in the heading to this Agreement at least five (5) days before sale or other disposition. The proceeds of sale shall be applied, first, to all attorneys fees and other expenses of sale, and second, to the Obligations in such order as GFC shall elect, in its sole discretion. GFC shall promptly return any excess to Borrower and Borrower shall remain liable for any deficiency to the fullest extent permitted by law.

17.3 Standards for Determining Commercial Reasonableness. Borrower and GFC agree that the following conduct by GFC with respect to any disposition of Collateral shall conclusively be deemed commercially reasonable (but other conduct by GFC, including, but not limited to, GFC's use in its sole discretion of other or different times, places and manners of noticing and conducting any disposition of Collateral shall not be deemed unreasonable): Any public or private disposition; (i) as to which on no later than the fifth calendar day prior thereto written notice thereof is mailed or personally delivered to Borrower and, with respect to any public disposition, no later than the fifth calendar day prior thereto notice thereof describing in general non-specific terms, the Collateral to be disposed of is published once in a newspaper of general circulation in the county where the sale is to be conducted (provided that no notice of any public or private disposition need be given to the Borrower or published if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market); (ii) which is conducted at any place designated by GFC, with or without the Collateral being present; and (iii) which commences at any time between 8:00 a.m. and 5:00 p.m. Without limiting the generality of the foregoing, Borrower expressly agrees that, with respect to any disposition of accounts, instruments and general intangibles, it shall be commercially reasonable for GFC to direct any perspective purchaser thereof to ascertain directly from Borrower any and all information concerning the same, including, but not limited to, the terms of payment, aging and delinquency, if any, the financial condition of any obligor or account debtor thereon or guarantor thereof, and any collateral therefor.

18.  DEFINITIONS.

18.1 Defined Terms. As used in this Agreement, the following terms have the definitions set forth below:

"Affiliate" means any Person controlling, controlled by or under common control with Borrower. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing, each of the following shall be an Affiliate: any officer, director, employee or other agent of Borrower, any shareholder or subsidiary of Borrower, and any other Person with whom or which Borrower has common shareholders, officers or directors.

"Business Day" means any day on which commercial banks in both Los Angeles, California and Phoenix, Arizona are open for business.

"Capital Expenditures" means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with Capital Leases.

"Capital Lease" means any lease of property by Borrower that, in accordance with generally accepted accounting principles, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

"Code" means the Uniform Commercial Code as adopted and in effect in the State of Arizona from time to time.

"Collateral" has the meaning set forth in Section 4.1 above.

"Current Liabilities" at any date means the amount at which the current liabilities of Borrower would be shown on a balance sheet of Borrower as at such date, prepared in accordance with generally accepted accounting principles.

"Deposit Accounts" has the meaning set forth in Section 9105 of the California Commercial Code.

"Eligible Inventory" means Inventory which GFC, in its sole judgment, deems Eligible Inventory, based on such considerations as GFC may from time to time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in GFC's sole judgment, such Inventory (i) consists of raw materials or finished goods, in good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of packaging, materials or supplies; (iii) meets all standards imposed by any governmental agency or authority; (iv) conforms in all respects to the warranties and representations set forth herein; (v) is at all times subject to GFC's duly perfected, first priority security interest; and (vi) is situated at a location in compliance with Section 12.16 hereof.

"Eligible Receivables" means Receivables arising in the ordinary course of Borrower's business from the sale of goods or rendition of services which GFC, in its sole judgment, shall deem eligible based on such considerations as GFC may from time to time deem appropriate. Without limiting the foregoing, a Receivable shall not be deemed to be an Eligible Receivable if (i) the account debtor has failed to pay the Receivable within a period of ninety (90) days after invoice date or, if the goods relating thereto are sold on a C.O.D. basis, thirty (30) days after invoice date, in each case to the extent of any amount remaining unpaid after such period; (ii) the account debtor has failed to pay more than twenty-five percent (25%) of all outstanding Receivables owed by it to Borrower within ninety (90) days after invoice date; (iii) the account debtor is an Affiliate of Borrower; (iv) the goods relating thereto are placed on consignment, guaranteed sale, evaluation or other terms pursuant to which payment by the account debtor may be conditional; (v) the account debtor is not located in the United States or Canada, unless the Receivable is supported by a letter of credit or other form of guaranty or security, in each case in form and substance satisfactory to GFC or insured by FCIA insurance, in form and substance satisfactory to GFC; (vi) the account debtor is the United States or any department, agency or instrumentality thereof or, any State, city or municipality of the United States unless, as to any State, city or municipality, the sale is evidenced by a purchase order and not a contract;
(vii) Borrower becomes liable to the account debtor for goods sold or services rendered by the account debtor to Borrower if the liability is in excess of 15% of the outstanding Receivables of the account debtor in question; (viii) the account debtor's total obligations to Borrower exceed twenty percent (20%) of all Eligible Receivables, to the extent of such excess; (ix) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (x) the amount thereof consists of late charges or finance charges;
(xi) the amount thereof consists of a credit balance more than ninety (90) days past due; or (xii) the face amount of any single invoice thereof exceeds $20,000.00, unless accompanied by evidence of shipment of the goods relating thereto satisfactory to GFC in its sole discretion.

"Equipment" means all of Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

"ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA
Section 4001(b)(1), or IRC Section 414.

"Event of Default" means any of the events set forth in Section 17.1 of this Agreement.

"Floorplan Loans" has the meaning set forth on the Schedule.

"Floorplanned Inventory" means all Qualified Inventory financed by GFC pursuant to Section 1.4 of this Agreement.

"General Intangibles" means all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all chosen in action, causes of action, corporate or other business records, Deposit Accounts, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against GFC, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation credit, liability, property and other insurance) tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by an account debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

"Guarantors" means the persons set forth on the Schedule.

"Indebtedness" means all of Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise, and includes, without limiting the foregoing (i) the Obligations, (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable therefor, (iii) obligations and liabilities created or arising under any lease (including Capital Leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession, (iv) all unfunded pension fund obligations and liabilities and
(v) deferred taxes.

"Initial Term" has the meaning set forth on the Schedule.

"Inventory" means all of Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all documents of title or other documents representing them.

"Inventory Loans" has the meaning set forth on the Schedule.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower and payable to GFC, and any other agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

"Loan Party" means Borrower, each Guarantor and each other party (other than GFC) to any Loan Document.

"Minimum Working Capital" at any date means an amount equal to (i) the sum of the amounts at which Borrower's cash, Receivables, Inventory (calculated at the lower of cost or market and determined on a first-in, first-out basis) and the current portion of deferred tax assets would be shown on a balance sheet of Borrower at such date prepared in accordance with generally accepted accounting principles, provided that amounts due from Affiliates shall be excluded therefrom, minus (ii) current liabilities of Borrower at such date.

"Multiemployer Plan" means a "multiemployer plan" as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of Borrower or any ERISA Affiliate.

"Obligations" means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by Borrower to GFC, whether evidenced by this Agreement, any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by GFC in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, examination fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, Termination Fees, Minimum Interest Charges and any other sums chargeable to Borrower hereunder or under any other agreement with GFC.

"Overlines" has the meaning set forth in Section 1.3 hereof.

"PBGC" means the Pension Benefit Guarantee Corporation.

"Permitted Encumbrances" means each of the liens, mortgages and other security interests set forth on the Schedule and incorporated herein by this reference.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

"Plan" means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

"Prepared Financials" means the balance sheets of Borrower as of the date set forth in the Schedule, and as of each subsequent date on which audited balance sheets are delivered to GFC from time to time hereunder, and the related statements of operations, changes in stockholder's equity and changes in cash flow for the periods ended on such dates.

"Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

"Qualified Inventory" means Eligible Inventory (calculated at the lower cost or market value, taking into account any manufacturer's notice to Borrower of price reductions, and determined on a first-in, first-out basis) that (i) has been purchased from manufacturers approved by GFC in its sole discretion, (ii) has been in Borrower's possession for not more than ninety (90) days; (iii) is not pending return subject to an issued return merchandise authorization; and
(iv) meets such other specifications and requirements (including manufacturer concentration limits) that may from time to time be established by GFC.

"Receivable Loans" has the meaning set forth on the Schedule.

"Receivables" means all of Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), proceeds of any letters of credit naming Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, whether secured or unsecured, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

"Renewal Term" has the meaning set forth on the Schedule.

"Reportable Event" means a reportable event described in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

"Subordinated Debt" means liabilities of Borrower the repayment of which is subordinated to the payment and performance of the Obligations.

"Tangible Capital Funds" at any date means an amount equal to (i) the sum of the amounts at which Borrower's cash, Receivables, Inventory (calculated at the lower of cost or market and determined on a first-in, first-out basis), net fixed assets and the current portion of deferred tax assets would be shown on a balance sheet of Borrower at such date prepared in accordance with generally accepted accounting principles, provided that amounts due from Affiliates shall be excluded therefrom, minus (ii) Current Liabilities of Borrower at such date (excluding Subordinated Debt of Borrower).

"Total Facility" has the meaning set forth on the Schedule.

18.2 Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with generally accepted accounting principles, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

19.  MISCELLANEOUS.

19.1 Recourse to Security; Certain Waivers. All Obligations shall be payable by Borrower as provided for herein and, in full, at the termination of this Agreement; recourse to security shall not be required at any time. Borrower waives presentment and protest of any instrument and notice thereof.

19.2 No Waiver by GFC. Neither GFC's failure to exercise any right, remedy or option under this Agreement, any supplement, the Loan Documents or other agreement between GFC and Borrower nor any delay by GFC in exercising the same shall operate as a waiver. No waiver by GFC shall be effective unless in writing and then only to the extent stated. No waiver by GFC shall affect its right to require strict performance of this Agreement. GFC's rights and remedies shall be cumulative and not exclusive.

19.3 Binding on Successor and Assigns. All terms, conditions, promises, covenants, provisions and warranties shall inure to the benefit of and bind GFC's and Borrower's respective representatives, successors and assigns.

19.4 Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

19.5 Amendments; Assignments. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and GFC; provided that Exhibit A to this Agreement may be amended in whole or in part by GFC in its sole discretion as provided in Section 7.1 of this Agreement. Borrower may not sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof, including, without limitation, any of Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to GFC's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, GFC's rights, title, interests, remedies, powers and duties hereunder or thereunder. In connection therewith, GFC may disclose all documents and information which GFC now or hereafter may have relating to Borrower or Borrower's business, provided that each such participant receiving such information shall agree to maintain the confidentiality thereof pursuant to a confidentiality agreement reasonably acceptable to Borrower and GFC. To the extent that GFC assigns its rights and obligations hereunder to a third party, GFC shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

19.6 Integration. This Agreement, together with the Schedule (which is a part hereof) and the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby.

19.7 Governing Law; Waivers. THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAWS RULES) OF THE STATE OF ARIZONA GOVERNING CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MARICOPA, THE STATE OF ARIZONA OR, AT THE SOLE OPTION OF GFC, IN ANY OTHER COURT IN WHICH GFC SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER WAIVES ANY OBJECTION OF FORUM NON CONVENIENS AND VENUE. BORROWER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE IN THE MANNER SET FORTH IN
SECTION 19.13 HEREOF FOR THE GIVING OF NOTICE. BORROWER FURTHER WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO COLLATERALLY ATTACK ANY JUDGMENT ENTERED AGAINST IT.

19.8 Survival. All of the representations and warranties of Borrower contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties. No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the powers, obligations, duties, rights, representations, warranties or liabilities of the parties hereto and all shall survive any such termination.

19.9 Evidence of Obligations. Each Obligation may, in GFC's discretion, be evidenced by notes or other instruments issued or made by Borrower to GFC. If not so evidenced, such Obligation shall be evidenced solely by entries upon GFC's books and records.

19.10 Collateral Security. The Obligations shall constitute one loan secured by the Collateral. GFC may, in its sole discretion, (i) exchange, enforce, waive or release any of the Collateral, (ii) apply Collateral and direct the order or manner of sale thereof as it may determine, and (iii) settle, compromise, collect or otherwise liquidate any Collateral in any manner without affecting its right to take any other action with respect to any other Collateral.

19.11 Application of Collateral. GFC shall have the continuing and exclusive right to apply or reverse and re-apply any and all payments to any portion of the Obligations. To the extent that Borrower makes a payment or GFC receives any payment or proceeds of the Collateral for Borrower's benefit which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by GFC.

19.12 Loan Requests. Each oral or written request for a loan by any Person who purports to be any employee, officer or authorized agent of Borrower shall be made to GFC on or prior to 5:00 p.m., Pennsylvania time, on the Business Day immediately preceding the Business Day on which the proceeds thereof are requested to be paid to Borrower and shall be conclusively presumed to be made by a Person authorized by Borrower to do so and the crediting of a loan to Borrower's operating account shall conclusively establish Borrower's obligation to repay such loan. Unless and until Borrower otherwise directs GFC in writing or unless otherwise provided in this Agreement, all loans shall be wired to Borrower's operating account set forth on the Schedule.

19.13 Notices. Any notice required hereunder shall be in writing and addressed to the Borrower and GFC at their addresses set forth at the beginning of this Agreement. Notices hereunder shall be deemed received on the earlier of receipt, whether by mail, personal delivery, facsimile, or otherwise, or upon deposit in the United States mail, postage prepaid.

19.14 Brokerage Fees. Borrower represents and warrants to GFC that, with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission and Borrower agrees to indemnify and hold GFC harmless against any and all such claims.

19.15 Disclosure. No representation or warranty made by Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to GFC in writing with respect to the transactions contemplated by this Agreement which materially and adversely affects the business, assets, operations, prospects or condition (financial or otherwise), of Borrower.

19.16 Publicity. GFC is hereby authorized to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

19.17 Captions. The Section titles contained in this Agreement are without substantive meaning and are not part of this Agreement.

19.18 Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to GFC. Therefore, GFC, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

19.19 Counterparts. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

19.20 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

19.21 Time of Essence. Time is of the essence for the performance by Borrower of the Obligations set forth in this Agreement.

19.22 Limitation of Actions. Borrower agrees that any claim or cause of action by Borrower against GFC, or any of GFC's directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, whether or not relating hereto or thereto, occurred, done, omitted or suffered to be done by GFC, or by GFC's directors, officers, employees, agents, accountants or attorneys, whether sounding in contract or in tort or otherwise, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based and service of a summons and complaint on an officer of GFC or any other person authorized to accept service of process on behalf of GFC, within 30 days thereafter. Borrower agrees that such one-year period of time is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by a specific written agreement of GFC. This provision shall survive any termination of this Loan Agreement or any other agreement.

19.23 Liability. Neither GFC nor any GFC Affiliate shall be liable for any indirect, special, incidental or consequential damages in connection with any breach of contract, tort or other wrong relating to this Agreement or the Obligations or the establishment, administration or collection thereof (including without limitation damages for loss of profits, business interruption, or the like), whether such damages are foreseeable or unforeseeable, even if GFC has been advised of the possibility of such damages. Neither GFC, nor any GFC Affiliate shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by the Borrower through the ordinary negligence of GFC, or any GFC Affiliate. "GFC Affiliate" shall mean GFC's directors, officers, employees, agents, attorneys or other person or entity affiliated with or representing GFC.

19.24  Notice of Breach by GFC.  Borrower agrees to give GFC written notice of
(i) any action or inaction by GFC or any attorney of GFC in connection with any Loan Documents that may be actionable against GFC or any attorney of GFC or
(ii) any defense to the payment of the Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Borrower agrees that unless such notice is fully given as promptly as possible (and in any event within thirty
(30) days) after Borrower has knowledge, or with the exercise of reasonable diligence should have had knowledge, of any such action, inaction or defense. Borrower shall not assert, and Borrower shall be deemed to have waived, any claim or defense arising therefrom.

19.25 MUTUAL WAIVER OR RIGHT TO JURY TRIAL. GFC AND BORROWER EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (i) THIS AGREEMENT; (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN GFC AND BORROWER; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF GFC OR BORROWER OR ANY OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH GFC OR BORROWER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.


Borrower:

PROCOM TECHNOLOGY, INC.


By___________________________________

Title________________________________


By___________________________________
Secretary or Ass't Secretary


GFC:
GREYHOUND FINANCIAL CORPORATION


By___________________________________

Title________________________________

GFC

                                  SCHEDULE TO
                          LOAN AND SECURITY AGREEMENT


BORROWER:       PROCOM TECHNOLOGY, INC.

ADDRESS:        2181 DUPONT DRIVE
                IRVINE, CALIFORNIA 92715


DATE:  NOVEMBER 18, 1994

This Schedule forms an integral part of the Loan and Security Agreement between the above Borrower and Greyhound Financial Corporation dated the above date, and all references herein and therein to "this Agreement" shall be deemed to refer to said Agreement and to this Schedule.

TOTAL FACILITY (SECTION 1.1):

        $9,000,000.00 (the "Total Facility")

LOANS (SECTION 1.2):

        A. REVOLVING LOANS: a revolving line of credit ("Revolving Credit Line") consisting of loans against Borrower's Eligible Receivables ("Receivable Loans") and against Borrower's Eligible Inventory other than Floorplanned Inventory ("Inventory Loans") in an aggregate outstanding principal amount not to exceed at any time the lesser of:

                (a) Four Million Dollars ($4,000,000.00) (the "Maximum Revolving Facility Amount"), or

                (b)     the sum of

                        (i) an amount equal to seventy-five percent (75%) of the net amount of Eligible Receivables; plus

                        (ii) an amount equal to the sum of: (A) fifty percent (50%) of the value of Borrower's Eligible Inventory, minus (B) the value of Borrower's Floorplanned Inventory, in each case calculated at the lower of cost or market value and determined on a first-in, first-out basis.

        B. FLOORPLAN LOANS: a floorplan line of credit consisting of loans against Borrower's Floorplanned Inventory ("Floorplan Loans") in an aggregate outstanding principal amount not to exceed at any time the lesser of:

                (a)     Five Million Dollars ($5,000,000.00), or

                (b) the sum of the amount of (i) Borrower's Qualified Inventory and (ii) all original credit memoranda held by GFC and received from manufacturers of Qualified Inventory.

CONDITIONS PRECEDENT (SECTION 2.1):

        The obligation of GFC to make the initial advance hereunder is subject to the fulfillment, to the satisfaction of GFC and its counsel, of the condition, in addition to the conditions set forth in Sections 2.1 and 2.2 above, that there shall have been no material adverse change in the business, operations, profits or prospects of Borrower, or in the condition of the assets of Borrower, between August 31, 1994 and the date hereof. Borrower shall cause the conditions precedent set forth in Section 2.1 of this Agreement and set forth above in this Schedule to be satisfied on or before November 18, 1994.

INTERESTS AND FEES (SECTION 3.1):

        Interest. Borrower shall pay GFC interest on the daily outstanding balance of Borrower's loan account at a per annum rate of one and one-half percent (1.50%) in excess of the highest rate of interest published from time to time in the "Money Rates" section of The Wall Street Journal under "Prime Rate" or, if such rate is not so published from time to time, the rate of interest announced publicly by Citibank, N.A., from time to time as its "base rate" (or any successor thereto), which, in either case, may not be such institution's or GFC's lowest rate (the "Base Rate"); provided, however, that
(i) if, during any full calendar quarter during the term of this Agreement (or other period specified below), volume under the Floorplan Credit Line (as measured by the total of the face amounts of invoices funded by GFC under the Floorplan Credit Line during such period) is less than Four Million Dollars ($4,000,000.00) (such amount to be prorated for the initial and final calendar quarters of the term, as applicable) and provided that the failure to meet the minimum of $4,000,000 was not due to a termination of the Floorplan Credit Line by GFC or GFC's refusal to make Floorplan Loans (unless due to an Event of Default), the interest rate applicable to Borrower's loan account for such quarter (or such other period specified above) shall be retroactively increased to a per annum rate equal to three and three quarters percent (3.75%) in excess of the Base Rate (with any adjustment amount to be immediately due upon demand by GFC and (ii) interest shall not be payable by Borrower with respect to Floorplan Loans reflected in Borrower's loan account except as provided in Section 3.2 of this Agreement. The interest rate chargeable hereunder shall be increased or decreased, as the case may be, without notice of demand of any kind, upon the publishing or announcement, as the case may be, of any change in the Base Rate. Each change in the Base Rate shall be effective hereunder on the first day following the publishing or announcement, as the case may be, of such change, provided, that a cumulative change of less than one-quarter of one percent (0.25%) shall not be considered. Interest charges and all other fees and charges herein shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable to GFC in arrears on the first day of each month.

        Closing Fee. At the closing of this transaction, Borrower shall pay to GFC a closing fee in an amount equal to Forty Thousand Dollars ($40,000.00), which shall be deemed fully earned at the time of payment.

        Facility Fee. Borrower shall pay to GFC a facility fee equal to one-half of one percent (0.50%) per annum on the daily average unused amount of the Maximum Revolving Facility Amount. The facility fee shall be deemed fully earned at the time when due and is otherwise due and payable in arrears on the first day of each month, commencing on the first such day after the date of this Agreement, on the first day of each subsequent month thereafter and on the date on which this Agreement is terminated.

        Examination Fees. Borrower agrees to pay to GFC an examination fee in the amount of Four Hundred Dollars ($400.00) per person per day in connection with each audit or examination of Borrower performed by GFC prior to or after the date hereof. The initial examination fee payable under this Agreement shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to GFC prior to the date of this Agreement.

REPORTING REQUIREMENTS (SECTION 5.2):

1. Borrower shall provide GFC with monthly agings aged by invoice date and reconciliations of Receivables within ten (10) days after the end of each month.

2. Borrower shall provide GFC with monthly accounts payable agings aged by invoice date, outstanding or held check registers and inventory certificates within ten (10) days after the end of each month.

3. Borrower shall provide GFC with weekly perpetual inventory reports for the Inventory (as well as separate inventory reports as to Floorplanned Inventory) valued on a first-in, first-out basis at the lower of cost or market (in accordance with generally accepted accounting principles) or such other inventory reports as are reasonably requested by GFC, all by Wednesday of each week with respect to reports for the immediately preceding week.

4. Borrower shall provide GFC with monthly unaudited financial statements within thirty (30) days after the end of each month.

5. Borrower shall provide GFC with annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower by the end of each fiscal year of Borrower.


BORROWER INFORMATION:

Borrower's State of Incorporation (Section 12.1):       California

Fictitious Names/Prior Corporate Names (Section 12.2):  None

Borrower Locations (Section 12.16):                     2181 Dupont Drive
                                                        Irvine, California 92715

Permitted Encumbrances (Section 18.1):                  None


FINANCIAL COVENANTS (SECTION 13.14):

        Borrower shall comply with all of the following covenants. Compliance shall be determined as of the end of each fiscal quarter of Borrower, except as otherwise specifically provided below:

Working Capital.        Borrower shall maintain Minimum Working Capital of not
                        less than Five Hundred Thousand Dollars ($500,000.00);

Tangible Capital Funds. Borrower shall maintain Tangible Capital Funds of not less than One Million Dollars ($1,000,000.00); and

Debt to Tangible        Borrower shall maintain a ratio of Indebtedness
Capital Funds.          (excluding Subordinated Debt) to Tangible Capital Funds
                        of not greater than 5.0 to 1.0.

NEGATIVE COVENANTS (SECTION 14):

Compensation:   Borrower may pay salaries during any fiscal year to all of
                Borrower's executives, officers and directors (or any relative thereof) in an amount not to exceed 110% of the amount paid to all such Persons during the immediately preceding fiscal year of Borrower; and

                Borrower may pay additional compensation ("Compensation") including, without limitation, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise during any fiscal year to all of Borrower's executives, officers and directors (or any relative thereof), provided no Event of Default has occurred, and only to the extent that the total fiscal year-to-date Compensation to such Persons will not exceed 50% of Borrower's year-to-date net profits as determined by generally accepted accounting principals. Said additional Compensation may be paid semiannually, but only after Borrower has issued its unaudited financials for the first six months of the fiscal year or its year end financials, as applicable.

TERM (SECTION 16.1):

        The initial term of this Agreement shall be two (2) years from the date hereof (the "Initial Term") and shall be automatically renewed for successive periods of one (1) year each (each, a "Renewal Term"), unless earlier terminated as provided in Section 16 or 17 above or elsewhere in this Agreement.

TERMINATION FEE (SECTION 16.4):

        The Termination Fee provided in Section 16.4 shall be an amount equal to the following percentage of (a) the Total Facility, if both the Revolving Credit Line and the Floorplan Credit Line are terminated, or (b) the Maximum Revolving Facility Amount, if (with GFC's consent) the Revolving Credit Line is terminated singly and the Floorplan Credit Line remains in effect:

        (i) seven-tenths of one percent (0.7%), if such early termination occurs on or prior to the first anniversary of this Agreement;

        (ii) four-tenths of one percent (0.4%), if such early termination occurs after the first anniversary of this Agreement.

ADDITIONAL DEFINITIONS (Section 18.1):

"Prepared Financials"   means the balance sheets of Borrower as of August 31,
                        1994, and as of each subsequent date on which audited balance sheets are delivered to GFC from time to time hereunder, and the related statements of operations, changes in stockholder's equity and changes in cash flow for the periods ended on such dates.

"Guarantors"            means each of Alex Razm'joo, Alex Aydim, Frank
                        Alaghband, Nick Shahrestang and each such Person's respective spouse.

DISBURSEMENT (Section 19.12):

        Unless and until Borrower otherwise directs GFC in writing, all loans (other than Floorplan Loans disbursed directly to manufacturers of Floorplanned Inventory as contemplated in Section 1.4 of this Agreement) shall be wired to Borrower's following operating account: SANWA BANK ACCOUNT NO. 0896-23013.

Borrower:                               GFC:
PROCOM TECHNOLOGY, INC.                 GREYHOUND FINANCIAL CORPORATION


By       [SIG]                          By       [SIG]
  --------------------------------        --------------------------------
Title   EVP                             Title   VP
     -----------------------------           -----------------------------


By       [SIG]
  --------------------------------
  Secretary or Ass't Secretary

                                  EXHIBIT A TO
                          LOAN AND SECURITY AGREEMENT

BORROWER:       PROCOM TECHNOLOGY, INC.

ADDRESS:        2181 DUPONT DRIVE
                IRVINE, CALIFORNIA 92715


DATE: NOVEMBER 18, 1994

This Schedule forms an integral part of the Loan and Security Agreement between the above Borrower and Greyhound Financial Corporation dated the above date.

FLOORPLAN LOAN PRINCIPAL PAYMENT DATES: (SECTION 7.1):

                                   Number of Days
                                 After Invoice Date
                                  that Principal is
        Manufacturer            Repayable by Borrower
        ------------            ---------------------

        NEC                               45
        Toshiba                           45
        Conner Peripherals                45
        CPC                               45
        Seagate                           45
        Sony                              60
        Fujitsu                           60

                                    ADDENDUM

        This Addendum references and amends that certain Loan and Security Agreement dated as of November 18, 1994 (the "Agreement") by and between Greyhound Financial Corporation ("GFC") and Procom Technology, Inc. ("Borrower").

        1. Overlines. Section 1.3 of the Agreement is hereby deleted and the following is substituted therefor:

   1.3 Overlines. If at any time or for any reason (i) the outstanding amount of advances made pursuant hereto exceeds any of the dollar or percentage limitations contained in the Schedule or (ii) the outstanding amount of advances under the Floorplan Credit Line exceeds the amount available under the "Inventory True-up Schedule" (any such excess, an "Overline"), then Borrower shall, upon GFC's demand, immediately pay to GFC, in cash, the full amount of such Overline. The Inventory True-up Schedule shall be substantially in the form attached hereto as Exhibit A, containing such information as GFC deems necessary or appropriate, and shall be delivered weekly by Borrower to Lender. Without limiting Borrower's obligation to repay to GFC on demand the amount of any Overline, Borrower agrees to pay GFC interest on the outstanding principal amount of any Overline, on demand, at the rate set forth on the Schedule.

Exhibit A to this Addendum is hereby incorporated as Exhibit A to the Agreement. In all other respects, Section 1.3 remains in full force and effect. Notwithstanding the foregoing, if by December 28, 1994, Elham Razmjoo delivers her guaranty in the form executed by the other guarantors, the Adjustment on Exhibit A hereto will be changed from $250,000 to $500,000 as of the date of GFC's receipt of such guaranty.

        2. Definition of Inventory Loans. Subparagraph (b)(ii) of the Revolving Loans calculation set forth in the Schedule to the Agreement is hereby deleted and the following is substituted therefor:

   (ii) an amount equal to 50% of the sum of (A) the value of Borrower's Eligible Inventory, calculated at the lower of cost or market value and determined on a first-in, first-out basis, minus (B) the aggregate outstanding balance of Floorplan Loans.

        3. 60-Day Flooring Invoice Option. GFC and Borrower agree that Borrower may pay Floor Plan Loans for Seagate purchases floor planned by GFC ("Seagate/GFC Invoices") at any time prior to 50 days after the date of invoice without an interest charge. Borrower may pay Seagate/GFC Invoices after 50 days, but before 60 days, after the date of invoice with an interest charge of .34% of the amount of the unpaid Seagate/GFC Invoice. This rate will be charged as it accrues. The .34% rate shall be increased or decreased by .1% for every .25% increase or decrease in the Base Rate from the current rate of 8.5%. On or after 60 days, the unpaid Seagate/GFC Invoices will be subject to the interest rate set forth in Section 3.2 of the Agreement (6% in excess of the Base Rate).

        4. Closing Fee. The Closing Fee of $40,000 as set forth in the Schedule to the Agreement is hereby changed to $50,000. Notwithstanding the foregoing, if both Elham Razmjoo and Stephannie Alaghband deliver either their guaranty or Spousal Waiver in forms presented previously by GFC, and such documents are received by December 28, 1994, the Closing Fee will be reduced to $40,000 and the $10,000 difference will be returned to Borrower.

        5. Current Seagate Account Payable. Borrower agrees to pay its indebtedness to Seagate and cause Seagate to terminate its security interest in Borrower's assets within 60 days from the date hereof.

        6. Incorporation. The terms and covenants herein are hereby incorporated in the Agreement.

        This Addendum has been executed by the parties hereto as of November 18, 1994.

                                        GREYHOUND FINANCIAL CORPORATION



                                        By ___________________________________
                                        Its __________________________________






                                        PROCOM TECHNOLOGY, INC.



                                        By /s/ [ILLEGIBLE]
                                          ------------------------------------

                                        Its   Senior Vice President
                                           -----------------------------------

                                   EXHIBIT A

                      Floorplan Inventory True-up Schedule
                     to Loan and Security Agreement between
          Greyhound Financial Corporation and Procom Technology, Inc.
                dated as of November 18, 1994 (the "Agreement")

        All capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings given them in the Agreement.


                                                                AMOUNT
                                                                ------

I.      Value of Eligible Inventory                           $_________
                                                                 plus
II.     Adjustment                                            $25,000.00
                                                                 minus
III.    Inventory Loan availability
        under Revolving Loans                                 $_________

IV.     TOTAL AMOUNT OF "TRUE-UP INVENTORY"
        (I plus II minus III)                                 $_________

V.      AGGREGATE OUTSTANDING BALANCE
        OF FLOORPLAN LOANS UNDER AGREEMENT                    $_________


        If the amount set forth in Item V exceeds the amount set forth in Item IV, Borrower shall pay the difference to Lender in accordance with the terms of
Section 1.3 of the Agreement.


Date:________________________

PROCOM TECHNOLOGY, INC.



By:__________________________

Its:_________________________

                      TRANSACTION REPORT AND LOAN REQUEST

                                  Certificate

TO:     GREYHOUND FINANCIAL CORPORATION                          No.     107
        1060 First Avenue                                           ------------
        King of Prussia, PA 19406                              Date:  11/28/94
                                                                    ------------

 The Undersigned hereby certifies the following:

-------------------------------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------------------------
          COMPUTATION OF ACCOUNTS RECEIVABLE                        A                     B
                     COLLATERAL                             ACCTS RECEIVABLE         (INVENTORY)           COMBINED
 -----------------------------------------------------------------------------------------------------------------------
 1.   Collateral Balance per Previous Report                   $5,715,161.15        $3,316,046.09        $9,031,207.24
 -----------------------------------------------------------------------------------------------------------------------
 2.   Add: New A/R Assigned Sales Orders / (Purchases)           $154,504.53           $41,037.40          $195,541.93
 -----------------------------------------------------------------------------------------------------------------------
 3.   Less: Credit Memos / (Other Inv. Issues)                   ($28,128.00)          ($2,417.47)         ($30,545.47)
 -----------------------------------------------------------------------------------------------------------------------
 4.   Less: A/R Collections / (Shipments)                       ($283,760.17)         ($78,582.18)        ($362,342.35)
 -----------------------------------------------------------------------------------------------------------------------
 5.   Adjustments - Increase or (Decrease)                                                                       $0.00
 -----------------------------------------------------------------------------------------------------------------------
 6.   New Balance: A/R / (Inventory)                           $5,557,777.51        $3,276,083.84        $8,833,861.35
 -----------------------------------------------------------------------------------------------------------------------
 7.   Less: Ineligible: A/R / (Inventory (WHS 3-999)) 148140  ($1,821,119.00)        ($898,054.85)      ($2,719,173.85)
 -----------------------------------------------------------------------------------------------------------------------
 8.   Less: Floor Plan Liability                                                   ($1,250,000.00)      ($1,250,000.00)
 -----------------------------------------------------------------------------------------------------------------------
 9.   Total Eligible: Receivables / (Inventory)                $3,736,658.51        $1,128,028.99        $4,864,687.50
 -----------------------------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------------------------
 10.  Accounts Receivable: Total Eligible Receivables
      from Line A9 above @ 75%                                 $2,802,493.88                             $2,802,493.88
 -----------------------------------------------------------------------------------------------------------------------
 11.  Accounts Receivable: Total Eligible Inventory
      from Line B9 above @ 50%                                                        $564,014.50          $564,014.50
 -----------------------------------------------------------------------------------------------------------------------
 12.  Less L.C. Balance                                                $0.00                                     $0.00
 --------------------------------------------------------------------------------                    -------------------
 13.  Net Availability (Line 9 plus Line 10 less Line 11)
      not to exceed $4,000,000.00                                                                        $3,366,508.38
 -----------------------------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------------------------
                COMPUTATION OF LOAN
 -----------------------------------------------------------------------------------------------------------------------
 14.  Loan Balance per pervious report                                                                   $1,690.041.81
 ------------------------------------------------------------                                        -------------------
 15.  PAYDOWN (Sanwa wire to GFC)                                                                         ($732,643.80)
 ------------------------------------------------------------                                        -------------------
 16.  Adjustments - Increase or (Decrease)
 ------------------------------------------------------------                                        -------------------
 17.  Adjusted Loan Balance
      (Line 14 plus/(less) Line 16)                                                                        $957,398.01
 ------------------------------------------------------------                                        -------------------
 18.  Availability Before Loan Request
      (Line 13 less Line 17)                                                                             $2,409,110.37
 ------------------------------------------------------------                                        -------------------
 19.  The undersigned requests a loan in the amount of

 ------------------------------------------------------------                                        -------------------
 20.  New Loan Balance (Line 17 plus Line 19)                                                              $957,398.01
 -----------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

 The above collateral is subject to a security interest in favor of GREYHOUND FINANCIAL CORP. pursuant to the Accounts Receivable Credit Agreement (the "Agreement") executed between the Financer and the undersigned.
 $_____________________________ has been deposited to your account pursuant to the request set forth above.

-------------------------------------------------------------------------------------------------------------------------
 -----------------------------------------------------------------------------------------------------------------------
                    GREYHOUND FINANCIAL CORP.                                                     BORROWER
 -----------------------------------------------------------------------------------------------------------------------
 Office             KING OF PRUSSIA                             Date                        PROCOM TECHNOLOGY, INC.
 -----------------------------------------------------------------------------------------------------------------------

 -----------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

                          CONTINUING PERSONAL GUARANTY


        FOR VALUE RECEIVED, and in consideration of any loan or other financial accommodation heretofore or hereafter at any time made or granted to PROCOM TECHNOLOGY, INC., a California corporation ("Borrower") by GREYHOUND FINANCIAL CORPORATION ("Lender"), the undersigned, Farrokh Alaghband ("Guarantor"), hereby agrees as follows:

        1. Guaranty of Obligations. Guarantor unconditionally, absolutely and irrevocably guarantees the full and prompt payment and performance when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations of Borrower to Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing or due or to become due, including, without limitation, under or in connection with that certain Loan and Security Agreement of even date, between Borrower and Lender (the "Loan Agreement") and each of the documents, instruments and agreements executed and delivered in connection therewith, as each may be modified, amended, supplemented or replaced from time to time (all such obligations are herein referred to collectively as the "Liabilities", and all documents evidencing or securing any of the Liabilities are herein referred to, collectively, as the "Loan Documents"). This Continuing Personal Guaranty (this "Continuing Guaranty") is a guaranty of payment and performance when due and not of collection.

        In the event of any default by Borrower in making payment of, or default by Borrower in performance of, any of the Liabilities, Guarantor agrees on demand by Lender to pay and perform all of the Liabilities as are then or thereafter become due and owing or are to be performed under the terms of the Loan Documents. Guarantor further agrees to pay all expenses (including reasonable attorneys' fees and expenses) paid or incurred by Lender in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Continuing Guaranty.

        2. Continuing Nature of Guaranty and Liabilities. This Continuing Guaranty shall be continuing and shall not be discharged, impaired or affected by:

                a. the insolvency of Guarantor or the payment in full of all of the Liabilities at any time or from time to time;

                b. the power or authority or lack thereof of Borrower to incur the Liabilities;

                c. the validity or invalidity of any of the Loan Documents or the documents securing the same;

                d. the existence or non-existence of Borrower as a legal entity;

                        e. any transfer by Borrower of all or any part of any collateral in which Lender has been granted a lien or security interest pursuant to the Loan Documents;

                        f. any statute of limitations affecting the liability of Guarantor under this Continuing Guaranty or the Loan Documents or the ability of Lender to enforce this Continuing Guaranty or any provision of the Loan Documents or the Security Documents; or

                        g. any right of offset, counterclaim or defense of Guarantor, including, without limitation, those which have been waived by Guarantor pursuant to Paragraph 6 hereof.

                3. Insolvency of Borrower or Guarantor. Without limiting the generality of any other provision hereof, Guarantor agrees that, in the event of the dissolution or insolvency of Borrower or Guarantor or the inability of Borrower or Guarantor to pay their respective debts as they mature, or an assignment by Borrower or Guarantor for the benefit of creditors, or the institution of any proceeding by or against Borrower or Guarantor alleging that Borrower or Guarantor is insolvent or unable to pay their respective debts as they mature, Guarantor will pay to Lender forthwith the full amount which would be payable hereunder by Guarantor if all of the Liabilities were then due and payable, whether or not such event occurs at a time when any of the Liabilities are otherwise due and payable.

                4. Payment of the Liabilities. Any amounts received by Lender from whatever source on account of the Liabilities may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect, and notwithstanding any payments made by or for the account of Guarantor pursuant to this Continuing Guaranty.

                Guarantor agrees that, if at any time all or any part of any payment theretofore applied by Lender to any of the Liabilities is or must be rescinded or returned by Lender for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Borrower), such Liabilities shall, for the purposes of this continuing Guaranty and to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application by Lender, and this Continuing Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by Lender had not been made.

                5. Permitted Actions of Lender. Lender may from time to time, in its sole discretion and without notice to Guarantor, take any or all of the following actions:

                        a. retain or obtain a security interest in any assets of Borrower or any third party to secure any of the Liabilities or any obligations of Guarantor hereunder;

                        b. retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to Guarantor, with respect to any of the Liabilities;

                        c. extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities;

                        d. waive, ignore or forbear from taking action or otherwise exercising any of its default rights or remedies with respect to any default by Borrower under the Loan Documents;

                        e. release, waive or compromise any obligation of Guarantor hereunder or any obligation of any nature of any other obligor primarily or secondarily obligated with respect to any of the Liabilities;

                        f. release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any collateral now or hereafter securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, waive, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and

                        g. demand payment or performance of any of the Liabilities from Guarantor at any time or from time to time, whether or not Lender shall have exercised any of its rights or remedies with respect to any property securing any of the Liabilities or any obligation hereunder or proceeded against any other obligor primarily or secondarily liable for payment or performance of any of the Liabilities.

                6. Specific Waivers. Without limiting the generality of any other provision of this Continuing Guaranty, Guarantor hereby expressly waives:

                        a. notice of the acceptance by Lender of this Continuing Guaranty;

                        b. notice of the existence, creation, payment, nonpayment, performance or nonperformance of all or any of the Liabilities;

                        c. presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever with respect to the payment or performance of the Liabilities or the amount thereof or any payment or performance by Guarantor hereunder;

                        d. all diligence in collection or protection of or realization upon the Liabilities or any thereof, any obligation hereunder or any security for or guaranty of any of the foregoing;

                        e. any right to direct or affect the manner or timing of Lender's enforcement of its rights or remedies;

                f. all rights and benefits under Section 2809 of the California Civil Code purporting to reduce Guarantor's obligation in proportion to the principal obligation hereby guaranteed, and any defense based on or arising out of any defense the person or entity primarily liable may have to payment or to performance of any covenants or obligations;

                g. all rights and benefits under Section 2845 of the California Civil Code which, among other things, permits a guarantor or surety to require any creditor to pursue its debtor, any security which said creditor may hold, or any other remedy before proceeding against Guarantor;

                h. any defense, right of set-off or other claim whatsoever (other than payment in full and performance in full of all of the Liabilities after any termination of the Loan Agreement in accordance with the terms of the Loan Documents) that Borrower or any third party may or might have to the payment or performance of the Liabilities;

                i. any and all defenses which would otherwise arise upon the occurrence of any event or contingency described in Paragraph 1 hereof or upon the taking of any action by Lender permitted hereunder;

                j. any defense, right of set-off, claim or counterclaim whatsoever (other than payment and performance in full of all of the Liabilities after any termination of the Loan Agreement in accordance with the terms of the Loan Documents), and any and all other rights, benefits, protections and other defenses which Guarantor may have, now or at any time hereafter, to full payment or performance of the Liabilities pursuant to the terms of this Continuing Guaranty, including, without limitation, under California Civil Code Sections 2809, 2810, 2819, 2820, 2821, 2839, 2845, 2847, 2848, 2849, 2850 and 2855, and
California Code of Civil Procedure Sections 580a, 580b, and 580d, and all successor sections; and

                k. all other principles or provisions of law, if any, that conflict with the terms of this Continuing Guaranty, including, without limitation, the effect of any circumstances that may or might constitute a legal or equitable discharge of a guarantor or surety.

        7. Irrevocability. Guarantor hereby further waives all rights to revoke this Continuing Guaranty at any time, and all rights to revoke any agreement executed by Guarantor at any time to secure the payment and performance of Guarantor's obligations under this Continuing Guaranty. Without limiting the generality of this paragraph, Guarantor hereby specifically waives the provisions of California Civil Code Section 2815, and any successor section, with respect to this Continuing Guaranty and all security for the obligations of Guarantor hereunder.

        8. Waiver of Subrogation and Certain Other Rights. Guarantor hereby waives and shall have no right of subrogation, reimbursement, exoneration, contribution or indemnity against Borrower or any other guarantor for any reason, including but not limited to, by reason of any payments made or acts performed by Guarantor in compliance with the obligations of Guarantor hereunder or any actions taken by Lender pursuant to this Continuing Guaranty or pursuant to the Loan Documents.

        Without limiting the generality of the foregoing, Guarantor hereby waives all rights and benefits under Section 580d of the California Code of Civil Procedure stating that no deficiency may be recovered on an obligation secured by a deed of trust on real property if the real property, or any part thereof, subject to any deed of trust given by Borrower to secure all or any part of the Liabilities is sold under a power of sale contained therein, and all defenses based on any loss as a result of any such private sale of Guarantor's right to recover any such amount from the person or entity primarily liable, whether by right of subrogation or otherwise. GUARANTOR HEREBY ACKNOWLEDGES THAT BUT FOR THE FOREGOING WAIVER AND OTHER WAIVERS CONTAINED HEREIN, THE LOSS OF DEFICIENCY RIGHTS AGAINST BORROWER RESULTING FROM A PRIVATE SALE OF ANY REAL PROPERTY UNDER SUCH A DEED OF TRUST COULD CREATE A DEFENSE TO PAYMENT BY GUARANTOR HEREUNDER.

        Guarantor agrees that nothing contained in this Continuing Guaranty shall prevent Lender from suing to collect on the Liabilities or from exercising concurrently or successively any rights available to it at law and/or in equity or under any of the Loan Documents, and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Guarantor. Guarantor hereby authorizes and empowers Lender to exercise, in its sole discretion, any rights and remedies, or any combination thereof, which may then be available, since it is the intent and purpose of Guarantor that the obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.

        Notwithstanding any foreclosure of the lien of any deed of trust or security agreement with respect to any or all of any real or personal property secured thereby, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure, or by the acceptance of a deed or possession of any other collateral in lieu of foreclosure, Guarantor shall remain bound under this Continuing Guaranty. Without limiting the generality of the foregoing, Guarantor specifically agrees that upon an Event of Default under and as defined in the Loan Agreement, Lender may elect to nonjudicially or judicially foreclose against any real or personal property, or any part thereof, subject to any deed of trust given by Borrower to secure all or any part of the Liabilities, or exercise any other remedy against Borrower, any security for the Liabilities or any other guarantor, even if the effect of that action is to deprive Guarantor of the right to collect reimbursement from the applicable third party for any sums paid to Lender hereunder.

        9. Subordination. Guarantor hereby subordinates any and all indebtedness of Borrower to Guarantor to the full and prompt payment and performance of all of the Liabilities. Guarantor agrees that Lender shall be entitled to receive payment of all Liabilities prior to Guarantor's receipt of payment of any amount of any indebtedness of Borrower to Guarantor. Any payments on such indebtedness to Guarantor, if Lender so requests, shall be collected, enforced and received by Guarantor, in trust, as trustee for

Lender and shall be paid over to Lender on account of the Liabilities, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty. Lender is authorized and empowered, but not obligated, in its discretion, (a) in the name of Guarantor, to collect and enforce, and to submit claims in respect of, any indebtedness of Borrower to Guarantor and to apply any amounts received thereon to the Liabilities, and (b) to require Guarantor (i) to collect and enforce, and to submit claims in respect of, any indebtedness of Borrower to Guarantor, and (ii) to pay any amounts received on such indebtedness to Lender for application to the Liabilities.

        10. Assignment of Lender's Rights. Lender may, from time to time, without notice to Guarantor, assign or transfer any or all of the Liabilities or any interest therein and, notwithstanding any such assignment or transfer of the Liabilities or any subsequent assignment or transfer thereof, the Liabilities shall be and remain the Liabilities for the purpose of this Continuing Guaranty. Each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of such party's interest in the Liabilities, be entitled to the benefits of this Continuing Guaranty to the same extent as if such assignee or transferee were Lender; provided, however, that unless Lender shall otherwise consent in writing, Lender shall have an unimpaired right, prior and superior to that of any such assignee or transferee, to enforce this Continuing Guaranty for its own benefit as to those of the Liabilities which Lender has not assigned or transferred.

        11. Indulgences Not Waivers. No delay in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Lender of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Continuing Guaranty be binding upon Lender, except as expressly set forth in a writing duly signed and delivered by Lender. No action of Lender permitted hereunder shall in any way affect or impair the rights of Lender or the obligations of Guarantor under this Continuing Guaranty.

        12. Financial Condition of Borrower. Guarantor represents and warrants that it is fully aware of the financial condition of Borrower, and Guarantor delivers this Continuing Guaranty based solely upon its own independent investigation of Borrower's financial condition and in no part upon any representation or statement of Lender with respect thereto. Guarantor further represents and warrants that it is in a position to and hereby does assume full responsibility for obtaining such additional information concerning Borrower's financial condition as Guarantor may deem material to its obligations hereunder, and Guarantor is not relying upon, nor expecting Lender to furnish it any information in Lender's possession concerning Borrower's financial condition or concerning any circumstances bearing on the existence or creation, or the risk of nonpayment or nonperformance of the Liabilities.

        Guarantor hereby waives any duty on the part of Lender to disclose to Guarantor any facts it may now or hereafter know about Borrower, regardless of whether Lender has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor.

                Guarantor hereby knowingly accepts the full range of risk encompassed within a contract of "Continuing Guaranty" which includes, without limitation, the possibility that Borrower will contract for additional indebtedness for which Guarantor may be liable hereunder after Borrower's financial condition or ability to pay its lawful debts when they fall due has deteriorated.

                13. Representations and Warranties. Guarantor represents and warrants to Lender that each of the following statements is accurate and complete as of the date of this Continuing Guaranty:

                        a. this Continuing Guaranty has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally;

                        b. the execution, delivery and performance of this Continuing Guaranty do not (i) violate any provisions of law or any order of any court or other agency of government (each, a "Requirement of Law"), (ii) contravene any provision of any material contract or agreement to which Guarantor is a party or by which Guarantor or Guarantor's assets are bound (each, a "Contractual Obligation"), or
        (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature upon any property, asset or revenue of Guarantor except pursuant to or as set forth in the Security Documents;

                        c.      all consents, approvals, orders and
        authorizations of, and registrations, declarations and filings with, any governmental agency or authority or other person or entity (including, without limitation, the shareholders or partners of any entity), if any, which are required to be obtained in connection with the execution and delivery of this continuing Guaranty or the performance of Guarantor's obligations hereunder have been obtained, and each is in full force and effect;

                        d. Guarantor has paid all taxes and other charges imposed by any governmental agency or authority due and payable by Guarantor other than those which are being challenged in good faith by appropriate proceedings except pursuant to or as set forth in the Security Documents;

                        e. Guarantor is not in violation of any Requirement of Law or Contractual Obligation other than any violation the consequences of which could not have a material averse effect on Guarantor's ability to perform its obligations hereunder (a "Material Adverse Effect"); and

                        f. no action, proceeding, investigation or litigation is pending or overtly threatened against Guarantor by any person or entity which, if adversely determined, could have a Material Adverse Effect.

                14. Guarantor Financial Information. Guarantor will provide Lender in writing such financial and other information with respect to his assets and liabilities as Lender shall reasonably request from time to time, in form satisfactory to Lender.

                15. Binding Upon Successors; Death of Guarantor. This Continuing Guaranty shall be binding upon Guarantor and Guarantor's successors and assigns and shall inure to the benefit of Lender and its successors and assigns. This Continuing Guaranty shall not terminate or be revoked upon the death of Guarantor, notwithstanding any knowledge by Lender of Guarantor's death.

                All references herein to Borrower shall be deemed to include its successors and assigns, and all references herein to Guarantor shall be deemed to include Guarantor and Guarantor's successors and assigns or, upon the death of Guarantor, the duly appointed representative, executor or administrator of Guarantor's estate.

                In addition and notwithstanding anything to the contrary contained in this Continuing Guaranty or in any other document, instrument or agreement between or among any of Lender, Borrower, Guarantor or any third party, the obligations of Guarantor with respect to the Liabilities shall be joint and several with any other person or entity that now or hereafter executes a guaranty of any of the Liabilities separate from this Continuing Guaranty.

                16. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be either personally delivered, faxed to the fax numbers provided herein or sent by United States certified or registered mail, return receipt requested, addressed to Guarantor or Lender at their respective addresses stated below or at such other address as either party hereafter notifies the other party as herein provided. Notices shall be deemed received on the earlier of (i) the date noted on the return receipt as delivered if mail delivery of the notice is successful or the date inscribed on a confirmation of successful transmission, if sent by facsimile; (ii) the last date of attempted delivery, as noted by the United States Postal Service on the envelope containing the notice, if mail delivery is unsuccessful; or (iii) the date of the actual delivery if personally delivered.

                17. Governing Law; Additional Waivers. This Continuing Guaranty has been delivered and shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Arizona, provided that Guarantor agrees that each of the waivers and agreements of Guarantor herein which refer to provisions of the California Civil Code and the California Code of Civil Procedure shall be effective and enforceable to the extent permitted under applicable law, and to the extent that any court of competent jurisdiction shall apply the laws of the State of California to determine the relative rights or remedies of Lender and Guarantor hereunder, such waivers and agreements by Guarantor shall be governed by the laws of the State of California.

                GUARANTOR HEREBY

                (i) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS CONTINUING GUARANTY, AND ACKNOWLEDGES THAT LENDER ALSO WAIVES SUCH RIGHT;

                (ii) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN MARICOPA COUNTY, ARIZONA, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS CONTINUING GUARANTY;

                (iii) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT GUARANTOR MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING;

                (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law; and

                (v) agrees not to institute any legal action or proceeding against Lender or any of Lender's directors, officers, employees, agents or property concerning any matter arising out of or relating to this Continuing Guaranty in any court other than one located in Maricopa County, Arizona.

                Nothing herein shall affect or impair Lender's right to serve legal process in any manner permitted by law or Lender's right to bring any action or proceeding against Guarantor or its property in the courts of any other jurisdiction. Wherever possible each provision of this Continuing Guaranty shall be interpreted as to be effective and valid under applicable law, but if any provision of this Continuing Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Continuing Guaranty.

                18. KNOWING AND EXPLICIT WAIVERS. GUARANTOR REPRESENTS AND WARRANTS THAT GUARANTOR IS FULLY AWARE OF THE SPECIFIC PROVISIONS OF DIVISION THREE, PART 4, TITLE 13 OF THE CALIFORNIA CIVIL CODE, INCLUDING SECTIONS 2787 THROUGH 2855, AND OF SECTIONS 580A, 580B AND 580D OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THAT GUARANTOR'S WAIVERS HEREIN OF ALL RIGHTS, BENEFITS, PROTECTIONS AND DEFENSES THAT MAY BE AVAILABLE THEREUNDER AND ALL OTHER WAIVERS HEREIN ARE EXPLICIT, KNOWING WAIVERS.

        GUARANTOR ACKNOWLEDGES THAT GUARANTOR HAS EITHER OBTAINED THE ADVICE OF COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS CONTINUING GUARANTY. GUARANTOR FURTHER ACKNOWLEDGES THAT BY EXECUTING THIS CONTINUING GUARANTY, GUARANTOR IS WAIVING CERTAIN RIGHTS AS OTHERWISE SET FORTH HEREIN TO WHICH GUARANTOR MAY OTHERWISE BE ENTITLED BY LAW.

        THIS CONTINUING GUARANTY CONTAINS THE COMPLETE UNDERSTANDING OF THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREIN. GUARANTOR ACKNOWLEDGES THAT GUARANTOR IS NOT RELYING UPON ANY STATEMENTS OR REPRESENTATIONS OF LENDER NOT CONTAINED IN THIS CONTINUING GUARANTY AND THAT SUCH STATEMENTS OR REPRESENTATIONS, IF ANY, ARE OF NO FORCE OR EFFECT AND ARE FULLY SUPERSEDED BY THIS CONTINUING GUARANTY.

        This Continuing Guaranty may only be modified by a writing executed by Guarantor and Lender.

        IN WITNESS WHEREOF, Guarantor has executed this Continuing Guaranty this 18th day of November, 1994.


                                        "Guarantor"


                                        /s/ FARROKH ALAGHBAND
                                        -------------------------------
                                          Farrokh Alaghband


                                        Guarantor's address
                                        for notices:


                                        2807 Harborview Dr.
                                        --------------------------------

                                        Corona Del Mar, CA 92625
                                        --------------------------------



Lender's address for notices:

Greyhound Financial Corporation
201 N. Figueroa St., Ste. 900
Los Angeles, CA 90012

Facsimile: (213) 580-5678

                    AMENDMENT TO LOAN AND SECURITY AGREEMENT


This Amendment to Loan and Security Agreement is made as of this 8th day of November 1995 between FINOVA Capital Corporation, successor in interest to Greyhound Financial Corporation ("FINOVA") and Procom Technology, Inc. ("Procom") in reference to the following stipulated facts:

        A. FINOVA and Procom have previously entered into the certain Loan and Security Agreement dated November 18, 1994 ("Loan Agreement"), regarding FINOVA's financial accomodations to Procom.

        B. Procom has requested certain modifications to the Loan Agreement. FINOVA is willing to make certain modifications but only on the terms and conditions set forth below.

        Now therefore, the parties agree as follow:

        1. Capitalized terms herein, unless otherwise defined herein, shall have the meaning set forth in the Loan Agreement.
        2. The Total Facility, as set forth on page S-1 of the Loan Agreement, is hereby changed from $9,000,000 to $13,000,000.
        3. Paragraph A.(a) on page S-1 on the Loan Agreement is hereby modified by replacing "Four Million Dollars ($4,000,000)" with "Six Million Dollars ($6,000,000)."
        4. Paragraph B.(a) on page S-2 of the Loan Agreement is hereby modified by replacing "Five Million Dollars ($5,000,000)" with "Seven Million Dollars ($7,000,000)."
        5. The paragraph titled "Interest" on page S-2 is hereby modified by deleting the reference therein to "Four Million Dollars ($4,000,000)" in the two places set forth in that paragraph and replacing it with "Six Million Dollars ($6,000,000)." The paragraph is further modified by adding the following:
                "If, during any full calendar quarter during the term of this Agreement, volume under the Floorplan Credit Line (as measured by the total of the face amounts of invoices funded by FINOVA under the Floorplan Credit Line during such period) is equal to or greater than the amount set forth below, the interest rate of 1.5% in excess of the Base Rate shall be retroactively reduced to a per annum rate (over a 360 day year) to the corresponding rate set forth below.


QUARTERLY
FLOORPLAN VOLUME                        RATE OVER BASE RATE
----------------                        -------------------
$7,000,000                              1.0%
$8,500,000                              0.5%
$10,500,000                             0.0% (Interest charged at Prime)

        6. In addition to all other fees and expenses, Borrower agrees to pay on the date hereof an amendment fee of $20,000 plus all of FINOVA's out-of-pocket legal expenses and costs not to exceed $1,000 incurred in connection with the negotiation, documentation and closing of this Amendment. The $20,000 Amendment fee shall be paid as follows: $10,000 shall be charged to borrower's Revolving Credit Line on the date hereof. The remaining $10,000 will be charged on May 1, 1996.

        7. Except as otherwise provided by the terms of this Amendment, the Loan Agreement remains in full force and effect.

        8. This Amendment may be executed in counterparts, each of which when taken together shall be one and the same document.

        9. This Amendment shall be governed by the laws of the State of Arizona.

                                        PROCOM TECHNOLOGY, INC.

                                        By      [SIG]
                                          -----------------------------
                                        Its     [SIG]
                                           ----------------------------

                                        FINOVA Capital Corporation

                                        By
                                          -----------------------------
                                        Its
                                           ----------------------------


The undersigned guarantors hereby consent and agree to the foregoing and confirm and acknowledge that their respective Guaranties remain in full force and effect in accordance with their terms.


/s/ ALEX AYDIN
-------------------------------------------
Alex Aydin

/s/ ALIREZA RAZMJOO
-------------------------------------------
Alireza Razmjoo

/s/ NEWSHA SHAHRESTANY
-------------------------------------------
Newsha Shahrestany

/s/ FARROKH ALAGHBAND
-------------------------------------------
Farrokh Alaghband

[PROCOM TECHNOLOGY LETTERHEAD]



September 18, 1996


Mr. Murray August
FINOVA Capital
1060 First Ave.  Ste. 100
King of Prussia, PA   19406

                RE:     Notification of Officer Compensation,
                        Year Ended July 26, 1996

Dear Murray:

Pursuant to your recent request, I provide for your review a report of the amounts paid to the four executive officers of the Company for bonuses for the year ended July 26, 1996.


Our Loan Agreement allows for the payment of bonuses of up to 50% of the Company's pretax income, twice a year, after the issuance of financial statements. I have enclosed for your review copies of the financial statements for the year ended July 26, 1996. These financials reflect pretax income of $5.056 million, but included are actual or accrued bonus payments of $2.890 million, for adjusted prebonus income of $7.946 million. One half that amount would be $3.973 million, and the bonuses of $2.850 would be in compliance with our agreement. The accrued bonuses will be paid within the next month or so.


I have also attached for your review a computation showing our compliance with the various financial covenants at July 26, 1996.

Our auditors have asked me to have you confirm receipt of our August 11, 1996 letter asking for your understanding of the previous compensation arrangements. Please acknowledge receipt by initialling below, and faxing a copy to me at (714) 261-5481, and to Brenda at Arthur Andersen at (714) 757-3163.

Thank you, and fee free to call me with any questions.

Sincerely,

/s/ FRED JUDD

Frederick Judd
Vice President Finance

Fred- Finova has received and acknowledges this letter and the August 11, 1996 letter re: compensation. Any technical violations are waived by Finova (without waiving the right of Finova to declare any similar or other violation a default of the Loan Agreement).

FINOVA          By  /s/ MURRAY D. AUGUST        Title   ACCOUNT EXECUTIVE
                  ---------------------------        -------------------------
                Date   9/20/96
                    -------------------------

                                                        [FINOVA LETTERHEAD]


October 29, 1996


Procom Technology, Inc.
Mr. Fred Judd
Vice President, Director of Finance
2181 Dupont Drive
Irvine, CA 92715


Dear Fred:

Please accept this letter as FINOVA's consent to allow Procom Technology Inc. ("Procom") to alter its capital structure as prevented in the Negative Covenant
14.1 Mergers (page 12) of The Loan & Security Agreement. We understand this change to include a 3:1 stock split and subsequent sale of 3 million shares of stock in the $9-to-$11 per share range.

Everyone at FINOVA is proud of Procom's accomplishments and success. We view this momentous event as a significant milestone for Procom and look forward to sharing with you more such events. We wish you continued success.

Sincerely,
FINOVA Capital Corporation

/s/ MURRAY D. AUGUST

Murray D. August
Account Executive

                                                        [FINOVA LETTERHEAD]


November 14, 1996


Procom Technology, Inc.
Mr. Fred Judd
Vice President
2181 Dupont Drive
Irvine, CA 92715


Dear Fred:

This letter confirms that Procom Technology, Inc. ("Procom") may purchase up to $13 million, reduced by any amount outstanding under the Revolving Line of Credit, in inventory from FINOVA approved vendors.

FINOVA has reviewed the Certain Transactions and to the extent necessary waives any violation that any transaction listed may have caused in the Loan & Security agreement between Procom and FINOVA.

FINOVA acknowledges the officer bonuses of $2.89 million were earned by the officers for the year ended 7/26/96 and that the amount and payment of these bonuses is not a violation of any term of the loan agreement.

Thank you very much for giving FINOVA the opportunity to handle your account.

Sincerely,
FINOVA Capital Corporation

/s/ MURRAY D. AUGUST

Murray D. August
Account Executive